UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.______)
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Bridgepoint Education, Inc.
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13500 Evening Creek Drive North
San Diego, California 92128

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of Bridgepoint Education, Inc.:
Notice is hereby given that the 2015 Annual Meeting of Stockholders (“Annual Meeting”) of Bridgepoint Education, Inc., a Delaware corporation, will be held on Tuesday, May 12, 2015, at 9:00 a.m., Pacific Time, for the following purposes:

1.	To elect two Class III directors, Andrew S. Clark and Patrick T. Hackett, for a three-year term to expire at the 2018 Annual Meeting of Stockholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

3.	To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.
The Annual Meeting will be a completely virtual meeting of stockholders. To participate, vote, or submit questions during the Annual Meeting via live webcast, please visit www.virtualshareholdermeeting.com/BPI2015. You will not be able to attend the Annual Meeting in person.
We have also elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission's “notice and access” rules. We believe these rules allow us to provide you with the information you need while reducing our delivery costs and the environmental impact of the Annual Meeting. Our Board of Directors has fixed the close of business on March 20, 2015, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Our proxy materials were first sent or given on March 31, 2015, to all stockholders as of the record date.
Whether or not you expect to attend the Annual Meeting via live webcast, please vote as soon as possible to ensure your vote is counted at the meeting. You may vote over the Internet, by telephone or, if you request to receive printed proxy materials, by mailing a proxy or voting instruction card. You may also vote your shares during the Annual Meeting. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice of Internet Availability of Proxy Materials or proxy card you received by mail.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The accompanying proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2014, are available to view and download at https://materials.proxyvote.com/10807M. We also encourage you to review our interactive 2014 Annual Review that is available on our website at http://www.bridgepointeducation.com/annual_review_2014/.

By Order of the Board of Directors,

/s/ Diane L. Thompson
Diane L. Thompson Senior Vice President, Secretary and General Counsel
San Diego, California
March 31, 2015

13500 Evening Creek Drive North
San Diego, California 92128

2015 PROXY STATEMENT

General Information
The Board of Directors (the “Board”) of Bridgepoint Education, Inc., a Delaware corporation (“Bridgepoint,” “the company,” “we,” “us” or “our”), has made these proxy materials available to you on the Internet or, upon your request, has delivered these proxy materials to you in connection with the solicitation of proxies for use at the 2015 Annual Meeting of Stockholders (“Annual Meeting”). The Annual Meeting will be held via Internet webcast on Tuesday, May 12, 2015, at 9:00 a.m., Pacific Time, or at any adjournment or postponement thereof, for the purposes stated herein. These proxy materials were first sent or given on March 31, 2015, to all stockholders as of the record date.
Internet Availability of Proxy Materials
Under rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 10, 2015, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most of you will not receive printed copies of the proxy materials unless you request them. Instead, the Notice of Internet Availability of Proxy Materials (“Notice”), which was mailed to most of you, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive printed copies of our proxy materials by mail, please follow the instructions in the Notice for requesting such materials. If you request printed copies of the proxy materials by mail, these materials will include the proxy card or voting instruction form for the Annual Meeting. The proxy materials are available to view and download at https://materials.proxyvote.com/10807M. We also encourage you to review our interactive 2014 Annual Report that is available on our website at http://www.bridgepointeducation.com/annual_report_2014/.
Participating in the Annual Meeting
We will be hosting the Annual Meeting live via Internet webcast. You will not be able to attend the Annual Meeting in person. A summary of the information you need to attend the Annual Meeting online is provided below:

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Any stockholder may listen to the Annual Meeting and participate live via Internet webcast at www.virtualshareholdermeeting.com/BPI2015. The webcast will begin on May 12, 2015 at 9:00 a.m., Pacific Time.

•	Stockholders may vote and submit questions during the Annual Meeting via live webcast.

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To enter the meeting, please have your 12-digit control number, which is available on the Notice or, if you received a printed copy of the proxy materials, your proxy card. If you do not have your 12-digit control number, you will be able to listen to the meeting only. You will not be able to vote or submit questions during the meeting.

•	Instructions on how to connect and participate live via the Internet webcast, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/BPI2015.
Voting Rights and Outstanding Shares
Only stockholders that owned our common stock at the close of business on March 20, 2015, the record date, are entitled to notice of and to vote at the Annual Meeting. On the record date, 45,475,921 shares of our common stock were outstanding. Each share of our common stock that you own entitles you to one vote on all matters to be voted upon at the Annual Meeting. We will have a quorum to conduct the business of the Annual Meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote are present, in person or by proxy. Abstentions and broker non-votes (i.e., shares of common stock held by a broker, bank or other nominee that are represented at the meeting, but that the broker, bank or other nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether a quorum is present at the meeting.

Proposals for the Annual Meeting
There are two proposals scheduled to be voted on at the Annual Meeting:

•	Elect two Class III directors, Andrew S. Clark and Patrick T. Hackett, for a three-year term to expire at the 2018 Annual Meeting of Stockholders.

•	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.
Voting Requirements to Approve Each Proposal
Proposal 1 - Election of Class III Directors. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at a meeting at which a quorum is present. If a quorum is present, the two nominees for Class III director receiving the highest number of votes will be elected as Class III directors. Abstentions and broker non-votes will have no effect on the vote. There is no cumulative voting for the election of Class III directors.
Proposal 2 - Ratification of Appointment of PricewaterhouseCoopers LLP. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 must be approved by the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at a meeting at which a quorum is present. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” the proposal. This proposal is considered a routine or “discretionary” matter on which your broker, bank or other agent will be able to vote on your behalf even if it does not receive instructions from you; therefore, no broker non-votes are expected to exist in connection with this proposal.
Voting Shares Registered in Your Name
If you are a stockholder of record, you may vote in one of four ways:

•	Vote via the Internet following the instructions included with your Notice or proxy card;

•	Vote by telephone following the instructions included with your proxy card;

•	Complete, sign, date and return your proxy card by mail; or

•	Vote during the Annual Meeting live via the Internet by following the instructions posted at www.virtualshareholdermeeting.com/BPI2015.
Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 11, 2015. Proxy cards submitted by mail must be received no later than May 11, 2015 to be voted at the Annual Meeting. Submitting your proxy via the Internet or by telephone will not affect your right to vote during the Annual Meeting live via the Internet. Please see “Revocability of Proxies” below.
Voting Shares Registered in the Name of a Broker, Bank or Other Nominee
Most beneficial owners holding stock in “street name” will receive instructions for voting their shares from their broker, bank or other nominee. A number of brokers and banks participate in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that allows stockholders to grant their proxy to vote shares by means of the telephone or Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, then you may vote your shares telephonically by calling the number shown on the voting instruction form received from your broker or bank, or over the Internet at Broadridge's web site at http://www.proxyvote.com. You may also vote your shares during the Annual Meeting live via the Internet by following the instructions posted at www.virtualshareholdermeeting.com/BPI2015.
Revocability of Proxies
If you are a stockholder of record, once you have submitted your proxy by mail, telephone or Internet, you may revoke it at any time before it is voted at the Annual Meeting. You may revoke your proxy in any one of three ways:

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You may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each method);

•	You may notify our Secretary in writing that you wish to revoke your proxy before it is voted at the Annual Meeting; or

•	You may participate in the Annual Meeting live via the Internet and vote again.

Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.
If you are a beneficial owner holding shares in street name, you may change your vote by submitting new voting instructions to your bank, broker or other nominee in accordance with the instructions they provided.
Tabulation of Votes
A representative from Broadridge will act as inspector of elections and tabulate the votes at the Annual Meeting. All shares represented by valid proxies received before the Annual Meeting will be voted. If you submit a valid proxy containing instructions regarding how to vote with respect to any matter to be acted upon, your shares will be voted in accordance with those instructions. If you submit a valid proxy with no instructions, then your shares will be voted by the individuals we have designated as proxies for the Annual Meeting “FOR” each of the proposals. In addition, the individuals that we have designated as proxies for the Annual Meeting will have discretionary authority to vote your shares with respect to any other business that may properly come before the Annual Meeting or any adjournment thereof.
Voting Results
Preliminary voting results are expected to be announced at the Annual Meeting. Final voting results will be tallied by the inspector of elections and reported in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the SEC within four business days of the Annual Meeting. If the final voting results are not available within four business days of the annual meeting, we will file a Form 8-K reporting the preliminary voting results and subsequently file an amendment to the Form 8-K reporting the final voting results within four business days of the date that the final voting results are known to us.
Proxy Solicitation
This proxy solicitation is made by the Board, and we will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of proxy materials and any additional information furnished to stockholders. We have not retained a proxy solicitor in connection with this solicitation. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Solicitations will be made primarily through the mail, but may be supplemented by telephone, telegram, facsimile, Internet or personal solicitation by our directors, executive officers, employees or other agents. No additional compensation will be paid to these individuals for these services.
Householding of Proxy Materials
The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers, banks and other nominees with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other nominee that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please (1) notify your broker, bank or other nominee, (2) direct your written request to Bridgepoint Education, Inc., Attn: Investor Relations, 13500 Evening Creek Drive North, San Diego, California 92128 or (3) contact us by phone at 1-858-668-2586 x2271. We undertake to promptly deliver, upon any such written or oral request, a separate copy of the annual report and/or proxy statement, as applicable, to a stockholder at a shared address to which a single copy of these documents were delivered. Stockholders who currently receive multiple copies of the annual report and proxy statement at their address and would like to request householding of their communications should notify their broker, bank or other nominee.
Stockholder Proposals for the 2016 Annual Meeting of Stockholders
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner.
For a stockholder proposal, including a proposal for the nomination of directors, to be considered for inclusion in our proxy statement for our 2016 Annual Meeting of Stockholders, our Secretary must receive the written proposal at our principal executive offices no later than December 2, 2015; provided, however, that in the event that we hold our 2016 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary of the Annual Meeting, we will disclose the new deadline by which stockholders proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition to being timely submitted, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Proposals should be addressed to: Bridgepoint Education, Inc., Attn: Secretary, 13500 Evening Creek Drive North, San Diego, California 92128.
Our bylaws also establish an advance notice procedure for stockholders who wish to nominate a director or present a proposal before an annual meeting of stockholders but do not intend for the nomination or proposal to be included in our proxy statement. For a stockholder to properly bring business before the 2016 Annual Meeting of Stockholders, the stockholder must give timely notice thereof in writing to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2016 Annual Meeting of Stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on February 12, 2016, and

•	not later than the close of business on March 13, 2016.
If we hold our 2016 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary of the Annual Meeting, then in order to be timely notice of a stockholder proposal that is not intended to be included in our proxy statement must be received:

•	not earlier than the close of business on the 90th day prior to the 2016 Annual Meeting of Stockholders; and

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not later than the close of business on the later of (i) the 60th day prior to the 2016 Annual Meeting of Stockholders or (ii) if we first make a public announcement of the date of the 2016 Annual Meeting of Stockholders fewer than 70 days before the date of such meeting, the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting.

Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear in person or by proxy at such meeting to present his or her proposal, we are not required to present the proposal for a vote at such meeting. While the Board will consider stockholder proposals that are properly brought before the 2016 Annual Meeting of Stockholders, we reserve the right to omit from our 2016 proxy statement proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents certain information with respect to the beneficial ownership of our common stock as of March 20, 2015, by: (1) each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock, (2) each named executive officer and director and (3) all executive officers and directors as a group. Information with respect to beneficial ownership is based on a review of our stock transfer records and on the Schedules 13D and 13G that have been filed with the SEC by or on behalf of the stockholders listed below. Except as indicated by the footnotes below, we believe, based on the information available to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Percentage of beneficial ownership is calculated based on 45,475,921 shares of common stock outstanding on March 20, 2015. We have determined beneficial ownership in accordance with SEC rules. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of March 20, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes below, the address of each beneficial owner listed in the table is c/o Bridgepoint Education, Inc., 13500 Evening Creek Drive North, San Diego, CA 92128.

	Number of Shares Held	Number of Shares Subject to Options Exercisable within 60 Days	Total Shares Beneficially Owned
Name of Beneficial Owner			Number	%
Principal Stockholders
Warburg Pincus Private Equity VIII, L.P.(1)	27,710,574	—	27,710,574	60.9%
Directors and Executive Officers
Douglas C. Abts	376	155,161	155,537	*
Andrew S. Clark(2)	674,191	1,307,224	1,981,415	4.2%
Ryan Craig	2,920	28,060	30,980	*
Dale Crandall	14,320	44,677	58,997	*
Daniel J. Devine	70,922	408,082	479,004	1.0%
Marye Anne Fox	2,920	20,769	23,689	*
Patrick T. Hackett(3)	27,713,494	30,100	27,743,594	61.0%
Robert Hartman	33,053	45,501	78,554	*
Jane L. McAuliffe	5,845	203,459	209,304	*
Victor Nichols	—	—	—	*
Adarsh Sarma(4)	27,713,494	30,100	27,743,594	61.0%
Rodney T. Sheng(5)	67,074	257,594	324,668	*
All Directors and Executive Officers as a Group (18 Persons)	28,666,622	3,075,810	31,742,432	65.4%

*	Less than one percent.

(1)
The stockholder is Warburg Pincus Private Equity VIII, L.P. (“Warburg Pincus”). Warburg Pincus Partners LLC (“WP Partners”), a subsidiary of Warburg Pincus & Co. (“WP”), is the general partner of Warburg Pincus. WP is the managing member of WP Partners. Warburg Pincus is managed by Warburg Pincus LLC (“WP LLC”). Warburg Pincus, WP Partners, WP and WP LLC are collectively referred to as the “Warburg Pincus Entities.” Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Chief Executive Officers and Managing Members of WP LLC and may be deemed to control the Warburg Pincus Entities. Each of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy has shared voting and investment control of all of the shares of stock referenced above. Each of Mr. Kaye, Mr. Landy and the Warburg Pincus Entities disclaims beneficial ownership of the stock (other than the stock owned of record by such person or entity), except to the extent of any indirect pecuniary interest therein. The address of the Warburg Pincus Entities, Mr. Kaye and Mr. Landy is 450 Lexington Avenue, New York, New York 10017.

(2)	Includes 663,444 shares of common stock held by the Clark Family Trust, dated July 8, 1998.

(3)
Mr. Hackett is a Partner of WP and a Member and Managing Director of WP LLC. 27,710,574 of the shares indicated as held by Mr. Hackett are included because of his affiliation with the Warburg Pincus Entities. See footnote (1) above for more information. Mr. Hackett disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities except to the extent of any indirect pecuniary interest therein. Mr. Hackett's address is c/o Warburg Pincus, LLC, 450 Lexington Avenue, New York, NY 10017.

(4)
Mr. Sarma is a Member and Managing Director of WP LLC. 27,710,574 of the shares indicated as held by Mr. Sarma are included because of his affiliation with the Warburg Pincus Entities. See footnote (1) above for more information. Mr. Sarma disclaims beneficial ownership of all shares owned by the Warburg Pincus Entities except to the extent of any indirect pecuniary interest therein. Mr. Sarma's address is c/o Warburg Pincus, LLC, 450 Lexington Avenue, New York, NY 10017.

(5)	Includes 25,930 shares of common stock held by the Sheng Family Trust, dated September 21, 2006.

PROPOSAL 1
ELECTION OF DIRECTORS
Board Composition
The Board consists of eight members. Our bylaws provide that the number of directors will be fixed from time to time by resolution of the Board. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. We have divided the terms of office of the directors into three classes:

•	Class I, whose term will expire at the 2016 Annual Meeting of Stockholders;

•	Class II, whose term will expire at the 2017 Annual Meeting of Stockholders; and

•	Class III, whose term will expire at the 2015 Annual Meeting of Stockholders.
Class I consists of Messrs. Ryan Craig, Robert Hartman and Victor K. Nichols, Class II consists of Messrs. Dale Crandall and Adarsh Sarma and Dr. Marye Anne Fox, and Class III consists of Messrs. Andrew S. Clark and Patrick T. Hackett. At each annual meeting of stockholders, the successors to directors whose terms then expire will serve from the time of election and qualification until the third annual meeting following election and until their successors are duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors.
Nominees for Election at the Annual Meeting
The Nominating and Governance Committee recommended, and the Board nominated, Messrs. Andrew S. Clark and Patrick T. Hackett, as nominees for election to the Board as Class III directors at the Annual Meeting. If elected, Messrs. Andrew S. Clark and Patrick T. Hackett will continue as directors and their terms will expire at the 2018 Annual Meeting of Stockholders.
Information about the Board of Directors
The names and certain information regarding each member of the Board, including the nominees for election to the Board at the Annual Meeting as Class III directors, are set forth below. The following information has been furnished to us by the directors.
Andrew S. Clark, age 49, has served as our Chief Executive Officer and a director since November 2003 and as our President since February 2009. Mr. Clark also served from March 2005 to December 2008 on the Board of Trustees for Ashford University and served on the Board of Trustees of University of the Rockies from September 2007 to August 2010. Prior to joining us in November 2003, Mr. Clark consulted with several private equity firms examining the postsecondary education sector. Prior to 2003, Mr. Clark worked for Career Education Corporation as Divisional Vice President of Operations and Chief Operating Officer for American InterContinental University in 2002. From 1992 to 2001, Mr. Clark worked for Apollo Group, Inc. (University of Phoenix), where he served in various management roles, culminating in his position as Regional Vice President for the Mid-West region from 1999 to 2001. Mr. Clark earned an M.B.A. from the University of Phoenix and a B.A. from Pacific Lutheran University. Mr. Clark brings to the Board over 19 years of experience in the postsecondary education sector, as well as a deep understanding of our business and its history that he has acquired since he launched Bridgepoint Education in 2004.
Ryan Craig, age 43, has served as a director of our company since November 2003. Mr. Craig is a founding partner of University Ventures, an investment fund focused on innovation from within higher education. Prior to University Ventures, he founded and served as President of Wellspring, an organization providing treatment programs for overweight and obese adolescents. From 2001 to 2004, Mr. Craig was an Associate at Warburg Pincus LLC in the education sector. From 1999 to 2001, Mr. Craig served as Vice President Business Development for Fathom, a consortium of universities, museums and libraries. From 1994 to 1996, he worked as a consultant with McKinsey & Company. Mr. Craig earned a B.A. from Yale University and a J.D. from Yale Law School. Mr. Craig currently serves on the boards of nine privately held companies. Mr. Craig brings to the Board extensive expertise in the postsecondary education sector and a long history with our business, which enables him to provide key strategic vision.

Dale Crandall, age 73, has served as a director of our company since December 2008. Mr. Crandall founded Piedmont Corporate Advisors, Inc., a private financial consulting firm, in 2003 and currently serves as its President. From April 2000 to June 2002, Mr. Crandall served as the President and Chief Operating Officer of Kaiser Foundation Health Plan Inc. and Kaiser Foundation Hospitals. From June 1998 to March 2000, Mr. Crandall served as the Senior Vice President and Chief Financial

Officer of Kaiser Foundation Health Plan Inc. and Kaiser Foundation Hospitals. Mr. Crandall also serves as a director for Ansell Limited, Endurance International Group, Inc. and two private companies. Within the last five years, Mr. Crandall also served as a director for Coventry Health Care, Inc. and as lead trustee for The Dodge & Cox Mutual Funds. Mr. Crandall earned a B.A. from Claremont McKenna College and an M.B.A. from the University of California, Berkeley, and is a certified public accountant (inactive). Mr. Crandall brings to the Board a strong foundation in financial reporting and accounting matters for complex organizations, as well as executive leadership and management experience.

Marye Anne Fox, age 67, has served as a director of our company since November 2011 and as the Chancellor of the University of California, San Diego, and Distinguished Professor of Chemistry at that institution since August 2004. Before such appointment, Dr. Fox served as the Chancellor of North Carolina State University and as Distinguished University Professor of Chemistry from August 1998 until July 2004. She has served on the Board of Trustees for Dartmouth College and on the University of Notre Dame Board of Trustees. Dr. Fox serves on the board of directors of W.R. Grace & Co. (NYSE:GRA), a specialty chemicals and materials company, and Red Hat, Inc. (NYSE: RHT), a provider of open source solutions. Dr. Fox previously served on the board of directors of Boston Scientific Corporation, a developer, marketer and manufacturer of medical devices, from June 2002 until May 2011, and on the board of directors of Pharmaceutical Product Development, Inc., a biotechnology development services company, from 2002 until 2008. Since 1996 Dr. Fox has served on the board of directors of the Camille and Henry Dreyfus Foundation, which supports science education, and as a member of the Scientific Advisory Board of the Robert A. Welch Foundation, which supports chemical research. In October 2010, President Barack Obama named Dr. Fox to receive the National Medal of Science, the highest honor bestowed by the United States government on scientists and engineers. Dr. Fox received her bachelor’s degree from Notre Dame College, her master’s degree from Cleveland State University and her doctoral degree from Dartmouth College, all in chemistry. Dr. Fox brings an extensive background in higher education to the Board.

Patrick T. Hackett, age 53, has served as a director of our company since March 2008 and as Chairman of the Board since February 2009. Based in New York, Mr. Hackett joined Warburg Pincus in 1990 and focuses on investments in technology, media and telecommunications. Mr. Hackett also is a member of the firm's executive management group. Previously, he was the Vice President of Cove Capital Associates, a private merchant banking partnership, and prior to that a Partner with private equity firm Acadia Partners. Mr. Hackett also serves as a director of RegionalCare Hospital Partners and Yodlee. In addition, he serves as a trustee on the board of Trinitas Health & Regional Medical Center, and previously served as a director of Nuance Communications, Inc. from January 2009 to August 2014. Mr. Hackett graduated from the University of Pennsylvania with a B.A. in Chemistry, and holds a B.S. in Economics from the Wharton School at the University of Pennsylvania. As a director and Chairman of the Board, Mr. Hackett brings leadership expertise to the Board, with a focus on corporate strategy and corporate governance, which has been gained through his experience as a director and investor in technology companies.

Robert D. Hartman, age 66, has served as a director of our company since November 2006. Mr. Hartman is currently a private investor. From 1979 to September 2005, Mr. Hartman served in various management roles for Universal Technical Institute, including President, Chief Executive Officer and Chairman of the Board. During the 1980’s, Mr. Hartman served as Chairman of the Arizona State Board for Private Postsecondary Education and was Founder and Chairman of the Western Council of Private Career Schools. Mr. Hartman currently serves on the board of one privately held company. Mr. Hartman earned an M.B.A. from DePaul University and a B.A. from Michigan State University. Mr. Hartman provides the Board with the insight generated by decades of experience in the postsecondary education sector, as well as experience in management and corporate governance.

Victor K. Nichols, age 58, has worked at Experian, a leading global information services company, in various positions since 2007, including Chief Executive Officer, North America and Managing Director, Global Consumer Services, Chief Executive Officer, United Kingdom and Europe, Middle East, and Africa, and Group President. From 2000 to 2007, Mr. Nichols worked for Wells Fargo & Company, a diversified financial services company, as its Chief Information Officer and member of its Management Committee. From 1994 to 2000, Mr. Nichols served as President and Chief Executive Officer of Vicor Corporation, an advanced technology engineering company. From 1992 to 1994 and from 1986 to 1989, Mr. Nichols worked for Bank of America Corporation, a financial and bank holding company, in various positions, including Senior Vice President, Interstate Banking Integration and Senior Vice President, Consumer Loan Services. From 1989 to 1992, Mr. Nichols worked as the President of Safeguard Business Systems, Inc., a systems and services company catering to small business clients globally. Mr. Nichols also held various sales and marketing positions with IBM Corporation, an information technology company, from 1980 to 1986. He currently sits on public and charitable company boards and advisory committees, including Bank of Hawaii Corporation, Crystal Cove Alliance, and the Economic Leadership Council of UCSD. Mr. Nichols holds a B.A. in Economics from the University of California, San Diego and an M.B.A. from the University of California, Berkeley. Mr. Nichols brings to the Board extensive business and leadership experience across multiple industries, which enables him to provide key operational and management perspective.

Adarsh Sarma, age 41, has served as a director of our company since July 2005. Mr. Sarma is a Managing Director in the Technology, Media and Telecommunication group at Warburg Pincus LLC, which he joined as a Principal in 2005. From 2002 to early 2005, Mr. Sarma was a Principal at Chryscapital, a private equity firm. Mr. Sarma currently serves as a director of four private companies. Mr. Sarma earned a B.A. from Knox College and an M.B.A. from the University of Chicago. Mr. Sarma brings to the Board a strong background as a corporate director and an investor in a variety of technology companies, which enables him to provide guidance for running a dynamic and efficient business.

In June 2003, Mr. Clark acquired and subsequently hired the management of Foundation College, an education provider that conducted campus-based training programs through the California Employment Training Panel. Due to a significant decrease in state funding, the business filed for bankruptcy in December 2005. Other than the foregoing, there are currently no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our directors or director nominees.
Nominating Agreement with Warburg Pincus
In February 2009, we entered into a nominating agreement with Warburg Pincus. Under the nominating agreement, as long as Warburg Pincus beneficially owns at least 15% of the outstanding shares of our common stock, we agree, subject to our fiduciary obligations, to nominate and recommend to our stockholders that two individuals designated by Warburg Pincus be elected to the Board. If at any time Warburg Pincus beneficially owns less than 15% but more than 5% of the outstanding shares of our common stock, we agree, subject to our fiduciary obligations, to nominate and recommend to our stockholders that one individual designated by Warburg Pincus be elected to the Board. Two directors affiliated with Warburg Pincus, Messrs. Hackett and Sarma, currently serve on the Board.
Vote Required
Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at a meeting at which a quorum is present. Shares represented by proxy will be voted, if authority to do so is not withheld, for the election of the two nominees for election as Class III directors named above. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. If a quorum is present, the two nominees for Class III director receiving the highest number of votes will be elected as Class III directors. Abstentions and broker non-votes will have no effect on the vote. The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. If any nominee should be unavailable for election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION
AS A CLASS III DIRECTOR OF EACH NOMINEE LISTED ABOVE.

CORPORATE GOVERNANCE
Director Independence
The Board has affirmatively determined that Dr. Fox and Messrs. Craig, Crandall, Hackett, Hartman, Nichols and Sarma have no material relationships with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and, accordingly, each of the foregoing members of the Board were determined to be independent under the rules of the New York Stock Exchange (“NYSE”). Mr. Clark is not independent under NYSE rules because he is employed by us.
In determining whether directors were independent under NYSE rules, the Board considered the matters discussed in “Certain Relationships and Related Transactions” below. Additionally, with respect to certain transactions described in that section, the Board considered that Messrs. Hackett and Sarma participate as general partners in the profits of a fund controlled by Warburg Pincus, LLC that is a significant investor in iParadigms, LLC, and also that Mr. Hartman is a limited partner of such fund, and concluded that these relationships did not constitute material relationships with us and that Messrs. Hackett, Sarma and Hartman were independent notwithstanding such transactions. There are no family relationships between any of our directors and executive officers.
Leadership Structure of the Board of Directors
Pursuant to our bylaws and Corporate Governance Guidelines, the Board has the following general leadership structure:

•
The positions of Chief Executive Officer and Chairman of the Board are separate, but may be held by the same individual. The positions of Chief Executive Officer and Chairman of the Board are currently held by Messrs. Clark and Hackett, respectively.

•
The Chairman of the Board presides at meetings of the Board and, so long as the Chairman of the Board is an independent director, also presides at executive sessions of the non-management and/or independent directors.

•	The Chief Executive Officer and the Chairman of the Board jointly establish the agenda for each meeting of the Board, though any director may request the inclusion of items on the agenda.

•
If the Chairman of the Board is not an independent director, then the independent directors will appoint one independent director to serve as “lead director.” In that scenario, the lead director will preside at executive sessions of the non-management and/or independent directors, preside at meetings of the Board in the absence of the Chairman of the Board, review agendas for meetings of the Board with the Chief Executive Officer and Chairman of the Board and assume such other functions as the Board may deem appropriate.

Our Corporate Governance Guidelines are available on our website at http://www.bridgepointeducation.com under “Investor Relations - Corporate Governance Highlights.” As Mr. Hackett serves as Chairman of the Board and is an independent director, the Board does not currently have a lead director. The Board has determined that this leadership structure, specifically the separation of the Chief Executive Officer and Chairman of the Board positions, is appropriate for our company because, in the judgment of the Board, an independent Chairman of the Board (or lead director, if the Chairman of the Board is not an independent director) is best positioned to express to management the views of the Board (and, particularly, the independent directors) and to provide constructive feedback to the Chief Executive Officer regarding management's performance.
Board Committees
The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. These committees operate under written charters, which are available on our website at http://www.bridgepointeducation.com under “Investor Relations - Corporate Governance Highlights.” The Board has determined that all members of these committees satisfy the applicable independence requirements under NYSE rules. The members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Dale Crandall	Chair	Member	—
Ryan Craig	Member	Member (1)	Member
Marye Anne Fox	—	—	Member
Patrick T. Hackett	—	Chair	—
Robert Hartman	Member	—	Member
Victor Nichols	Member (2)	Member (3)	—
Adarsh Sarma	—	Member	Chair

(1)	Mr. Craig was appointed to the Compensation Committee on March 18, 2014, and was replaced by Mr. Nichols upon the appointment of Mr. Nichols to the Compensation Committee on September 9, 2014.

(2)	Mr. Nichols was appointed to the Audit Committee on September 3, 2014.

(3)	Mr. Nichols was appointed to the Compensation Committee on September 9, 2014.

The Audit Committee is responsible primarily for overseeing (1) the services provided by our independent registered public accounting firm, (2) the integrity of our financial statements and internal control over financial reporting, and (3) risk management, internal audit and our compliance with legal and regulatory requirements. Mr. Crandall, the Chair of the Audit Committee, has been determined by the Board to be an audit committee financial expert. The Audit Committee held 13 meetings in 2014 and acted by unanimous written consent one time.
The Compensation Committee is responsible primarily for evaluating and approving all compensation plans, policies and programs as they affect our executive officers, administering our equity compensation plans, and reviewing the compensation of the Board. For information regarding the Compensation Committee's processes and procedures, including (1) the scope of authority of the Compensation Committee and (2) the role of executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Executive Compensation - Compensation Discussion and Analysis” below. The Compensation Committee held six meetings in 2014 and acted by unanimous written consent four times.
The Nominating and Governance Committee is responsible primarily for identifying, evaluating and recommending nominees to the Board and committees of the Board, evaluating the performance and independence of the Board and of individual directors, and evaluating the adequacy of our corporate governance practices. The Nominating and Governance Committee held four meetings in 2014 and acted by unanimous written consent one time.
Meetings of the Board of Directors and Board Committees
The Board has regularly scheduled meetings at least quarterly, and the committees usually meet at least as often. Our independent directors hold executive sessions without management present at least once per quarter. During 2014, the Board held four meetings and acted by unanimous written consent two times. Each director attended at least 75% of the aggregate of the total meetings of the Board and all applicable committees during the periods that he or she served. It is our policy to encourage members of the Board to attend our annual meetings of stockholders; seven directors attended the 2014 Annual Meeting of Stockholders.
Role of the Board of Directors in Risk Oversight
Management is responsible for day-to-day risk management at our company. The role of the Board is to provide oversight of the processes designed to identify, assess and monitor key risks and risk mitigation activities. The Board fulfills its risk oversight responsibilities through (1) receiving reports directly from managers responsible for the management of particular business risks, and (2) receiving reports by each committee chair regarding such committee's oversight of specific risk topics.
Delegation of risk oversight. The Board has delegated oversight of specific risk areas to its committees. For example, the Audit Committee is tasked with overseeing risk management at our company with respect to financial matters and the adequacy of our internal control over financial reporting. Pursuant to its charter, the Audit Committee is required, among other things, to discuss with management our policies with respect to risk assessment and risk management, and to review major risk exposures and the guidelines and policies that management has put in place to govern the process of assessing, controlling, managing and reporting such exposures. The Audit Committee typically has these discussions with management at least once per quarter, and the Chair of the Audit Committee subsequently reports on these discussions to the full Board. Similarly, the Compensation Committee assists the Board in overseeing risks arising from our compensation policies, and the Nominating and Governance

Committee assists the Board in overseeing risks associated with corporate governance, director and executive officer succession planning, board membership and board structure. The Board then discusses significant risk management issues with the Chief Executive Officer and other members of the management team and recommends appropriate action.
Enterprise risk management. At the direction of the Board and the Audit Committee, we have implemented and developed an enterprise risk management (“ERM”) process for our company. The ERM process is managed by a steering committee comprised of representatives from each of our company's principal business units in consultation with our executive team. The ERM steering committee meets at least quarterly to evaluate current risks, identify new risks, quantify the likelihood and potential impact of such risks, and develop mitigation plans for such risks. Additionally, each quarter, a representative of the ERM steering committee presents to, and receives feedback from, the Board regarding our outstanding risks and related mitigation plans.
Recoupment Policy. To help mitigate risk, the Board has adopted a Policy on Recoupment of Compensation (the “Recoupment Policy”) pursuant to which certain key employees may be directed to return to us performance-based compensation that the employee previously received if either:

•
there is a restatement of any of our financial statements previously filed with the SEC (regardless of whether there was any misconduct), other than those due to changes in accounting principles, and the restated financial results would have resulted in a lesser amount of performance-based compensation being paid to the employee; or

•
the employee's intentional misconduct, gross negligence or failure to report intentional misconduct or gross negligence by one of our employees (or service providers) either: (1) was a contributing factor or partial factor to having to restate any of our financial statements previously filed with the SEC or (2) constituted fraud, bribery or any other unlawful act, or contributed to another person's fraud, bribery or other unlawful act, which in each case adversely impacted our finances, business and/or reputation.

In the event of a restatement of our financial statements, the Compensation Committee will review performance-based compensation awarded or paid to the key employees that was attributable to performance during the applicable time periods. To the extent permitted by applicable law, the Compensation Committee will make a determination as to whether, and how much, compensation is to be recouped by us on an individual basis. If there has been no misconduct as described above, any recoupment of compensation will be limited to a three-year lookback period from the date the financial or accounting irregularity was discovered by us and brought to the attention of the Compensation Committee.
Moreover, if the Compensation Committee determines that a key employee has engaged in misconduct, the Compensation Committee may take such actions with respect to such employee as it deems to be in our best interests and necessary to remedy the misconduct and prevent its recurrence. To the extent permitted by applicable law, such actions can include, among other things, recoupment of compensation (which would not be limited to the three-year lookback period referenced above), adjustment of future compensation, cancellation of grants or vesting of equity-based compensation, recoupment of profits gained by such employee on any stock issued to such employee regardless of when issued, and/or disciplinary actions up to and including termination of employment. The Compensation Committee's power to determine the appropriate remedy is in addition to, and not in replacement of, remedies imposed by law enforcement agencies, regulators or other authorities.
Communications with the Board of Directors
We have adopted a formal process by which security holders and other interested parties may communicate with the Board, which policy is available on our website at http://www.bridgepointeducation.com under “Investor Relations - Corporate Governance Highlights.” Interested parties may send communications to the non-management directors of the Board. Communications to the Board must either be in writing and sent care of the Secretary by mail to our offices at 13500 Evening Creek Drive North, San Diego, California 92128, or delivered via e-mail to secretary@bridgepointeducation.com. This centralized process will assist the Board in reviewing and responding to stockholder and interested party communications in an appropriate manner. The name of any specific intended recipient should be noted in the communication. All communications must be accompanied by the following information:

•	if the person submitting the communication is a security holder, a statement of the type and amount of the securities of our company that the person holds;

•
if the person submitting the communication is not a security holder and is submitting the communication to the non-management directors as an interested party, the nature of the person's interest in our company;

•	any special interest, meaning an interest not in the capacity of a stockholder of our company, of the person in the subject matter of the communication; and

•	the address, telephone number and e-mail address, if any, of the person submitting the communication.
Communications should be addressed to the attention of the Secretary and should not exceed 500 words in length, excluding the information required to accompany the communication as described above. The Board has instructed the Secretary to forward such correspondence to the Board; however, before forwarding any correspondence, the Board has also instructed the Secretary to review such correspondence and, in the Secretary's discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for director consideration.
Consideration of Director Nominees
Director Qualifications
The Nominating and Governance Committee evaluates all incumbent, replacement or additional nominees for election as directors, taking into account (1) all factors the committee considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, and (2) the following minimum qualifications:

•	Each director nominee must have displayed the highest personal and professional ethics, integrity and values and sound business judgment;

•
Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy making level in business, government, education, technology or public interest;

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience;

•	Each director must be able to represent all of our stockholders and be committed to enhancing long-term stockholder value; and

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.
The Nominating and Governance Committee does not have a formal policy governing the consideration of diversity in identifying nominees for director.
Stockholder Recommendations and Nominees
The Nominating and Governance Committee has not received director candidate recommendations from our stockholders and does not have a formal policy regarding consideration of such recommendations. The Board believes this is appropriate, as any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by members of the Board or management. Stockholders wishing to suggest a candidate for director should write to our Secretary at the following address: Bridgepoint Education, Inc., Attn: Secretary, 13500 Evening Creek Drive North, San Diego, California 92128.
To be considered, the recommendation for a candidate must include the following written information: (1) the stockholder's name and contact information; (2) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Governance Committee; (3) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (4) a statement of the candidate's business, educational experience and qualifications; (5) information regarding each of the factors listed under "Director Qualifications" above sufficient to enable the Nominating and Governance Committee to evaluate the candidate; (6) a statement of the value that the candidate would add to the Board; (7) a statement detailing any relationship between the candidate and any customer, supplier or competitor of our company; (8) detailed information about any relationship or understanding between the proposing stockholder and the candidate; and (9) a list of three character references, including complete contact information for such references. To give the committee sufficient time to evaluate a recommended candidate for the 2016 Annual Meeting of Stockholders, the recommendation should be received by our Secretary at our principal executive offices no later than December 2, 2015, which is the 120th calendar day before the first anniversary of the date our proxy statement was mailed to stockholders in connection with the Annual Meeting.
In addition, our bylaws permit stockholders to nominate directors for consideration at an annual meeting. For a description of the process for nominating directors in accordance with our bylaws, see “Stockholder Proposals for the 2016 Annual Meeting of Stockholders” above.

Identification and Evaluation of Nominees for Director
The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Governance Committee through stockholders, management, current members of the Board or search firms. The evaluation of these candidates may be based solely upon information provided to the Nominating and Governance Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Nominating and Governance Committee deems appropriate, including the use of third parties to review candidates. In 2014, we engaged Spencer Stuart to identify and evaluate potential nominees for the Board.
Code of Ethics
We have adopted a written Code of Ethics applicable to the Board and our officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, in accordance with the rules of the NYSE and the SEC. The Code of Ethics is available on our website at http://www.bridgepointeducation.com under “Investor Relations - Corporate Governance Highlights.”
Compensation Committee Interlocks and Insider Participation
Messrs. Crandall, Craig, Hackett, Nichols and Sarma were members of the Compensation Committee during 2014. Mr. Craig was appointed to the Compensation Committee on March 18, 2014, and was replaced by Mr. Nichols upon the appointment of Mr. Nichols to the Compensation Committee on September 9, 2014. Mr. Craig holds certain registration rights pursuant to a registration rights agreement described under “Certain Relationships and Related Transactions - Registration Rights Agreement.” Mr. Craig has not yet exercised any such rights.
No executive officer of our company (1) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (2) served as a director of another entity, one of whose executive officers served on our Compensation Committee, or (3) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our company.
Director Compensation
The following table presents compensation information for our non-employee directors for 2014. Mr. Clark's compensation is presented in the “Summary Compensation Table” below and the related explanatory tables. Mr. Clark does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Stock Awards ($)(2)	Total ($)
Dale Crandall	77,500	29,648	29,580	136,728
Ryan Craig	64,038	29,648	29,580	123,266
Marye Anne Fox	50,000	29,648	29,580	109,228
Patrick T. Hackett	62,500	29,648	29,580	121,728
Robert Hartman	60,000	29,648	29,580	119,228
Victor Nichols	20,833	57,540	—	78,373
Adarsh Sarma	62,500	29,648	29,580	121,728

(1)
Represents the grant date fair value of the stock option award, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate this amount are included in Note 14, “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2014, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)
Represents the grant date fair value of the restricted stock unit award, computed in accordance with FASB ASC Topic 718. Valuation methodology used to calculate this amount is discussed in Note 14, “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2014, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014.

The following table presents the number of unvested and vested options outstanding for each non-employee director as of December 31, 2014.

Director	Total Number of Shares Subject to Options Outstanding as of December 31, 2014	Number of Shares Subject to Vested Options Outstanding as of December 31, 2014
Dale Crandall	44,677	38,717
Ryan Craig	30,100	24,140
Marye Anne Fox	21,690	14,375
Patrick T. Hackett	30,100	24,140
Robert Hartman	45,501	39,541
Victor Nichols	9,550	—
Adarsh Sarma	30,100	24,140
The following table presents our non-employee director compensation program, as effective for 2014. The Compensation Committee reviews director compensation annually, including fees, retainers and equity compensation, as well as total compensation and makes recommendations to the Board. The Compensation Committee works with Mercer, LLC, a compensation consultant, in determining appropriate changes to director compensation.

Position	Annual Cash Retainer ($)		Annual Option Award ($)		Annual Restricted Stock Unit Award ($)
Continuing Director	45,000		30,000	(2)	30,000	(3)
Audit Committee Chair	15,000	(1)	—		—
Compensation Committee Chair	10,000	(1)	—		—
Nominating and Governance Committee Chair	5,000	(1)	—		—
Audit Committee Member	10,000		—		—
Compensation Committee Member	7,500		—		—
Nominating and Governance Committee Member	5,000		—		—

(1)	The annual cash retainer for serving as committee chair was paid in addition to the annual cash retainer for committee membership.

(2)
The stock option has a 10-year term, a strike price equal to the fair market value of our common stock on the date of grant and will vest in full on the first anniversary of the date of grant, subject to the continuing service of the director. The stock option may vest in full or in part in connection with a Change of Control (as defined in the 2009 Plan).

(3)	The restricted stock units vest in full on the first anniversary of the date of grant, subject to the continuing service of the director.

EXECUTIVE OFFICERS
Our executive officers are appointed by, and serve at the discretion of, the Board. Each executive officer is a full-time employee. The names of our executive officers and their ages, titles and biographies are set forth below:

Name	Age	Position
Andrew S. Clark	49	CEO and President and Director
Daniel J. Devine	50	Executive Vice President/Chief Financial Officer
Jane McAuliffe	48	Executive Vice President of External Affairs/Chief Academic Officer
Rodney T. Sheng	48	Executive Vice President/Chief Administrative Officer
Douglas C. Abts	41	Executive Vice President/Strategy and Corporate Development
Ross L. Woodard	49	Executive Vice President/Chief Marketing Officer
Thomas Ashbrook	50	Executive Vice President/Chief Information Officer
Diane L. Thompson	59	Senior Vice President, Secretary and General Counsel
Vickie L. Schray	54	Senior Vice President of Regulatory Affairs and Public Policy
Marc Brown	47	Senior Vice President/Chief Human Resources Officer
Charlene Dackerman	54	Senior Vice President of Human Resources
Andrew S. Clark has served as our Chief Executive Officer and a director since November 2003 and as our President since February 2009. Mr. Clark also served from March 2005 to December 2008 on the Board of Trustees for Ashford University and served on the University of the Rockies Board of Trustees from September 2007 to August 2010. Prior to joining us in November 2003, Mr. Clark consulted with several private equity firms examining the postsecondary education sector. Prior to 2003, Mr. Clark worked for Career Education Corporation as Divisional Vice President of Operations and Chief Operating Officer for American InterContinental University in 2002. From 1992 to 2001, Mr. Clark worked for Apollo Group, Inc. (University of Phoenix), where he served in various management roles, culminating in his position as Regional Vice President for the Mid-West region from 1999 to 2001. Mr. Clark earned an M.B.A. from the University of Phoenix and a B.A. from Pacific Lutheran University.
Daniel J. Devine joined us in January 2004 and currently serves as our Executive Vice President/Chief Financial Officer. Prior to Mr. Devine's appointment as Executive Vice President/Chief Financial Officer in January 2011, Mr. Devine served as our Senior Vice President/Chief Financial Officer, from November 2008 to December 2010, and as our Chief Financial Officer, from January 2004 to November 2008. Mr. Devine has over 20 years of senior finance experience. From March 2002 to December 2003, Mr. Devine served as the Chief Financial Officer of A-Life Medical. From 1994 to 2000, Mr. Devine served in various management roles for Mitchell International Inc., culminating in his position as Chief Financial Officer from 1998 to 2000. From 1987 to 1993, Mr. Devine served in various management roles for Foster Wheeler Corporation, culminating in his position as divisional Chief Financial Officer from 1990 to 1993. Mr. Devine earned a B.A. from Drexel University and is a certified public accountant.
Jane McAuliffe joined us in July 2005 and currently serves as our Executive Vice President of External Affairs/Chief Academic Officer. Prior to Dr. McAuliffe's appointment as Executive Vice President of External Affairs/Chief Academic Officer in January 2011, Dr. McAuliffe served as our Senior Vice President/Chief Academic Officer, from November 2008 to December 2010, and as our Vice President of Academic Affairs, from September 2007 to November 2008. Dr. McAuliffe also served as Chancellor/President of Ashford University from July 2005 to December 2010. From 2003 to 2005, Dr. McAuliffe served as President of Argosy University/Sarasota Campus in Sarasota, Florida. Prior to 2003, Dr. McAuliffe served in various management roles, including Vice President for Academic Affairs at American InterContinental University in 2002, and Dean, Associate Dean and Program Director in the College of Education at the University of Phoenix from 1996 to 2002. Dr. McAuliffe earned a Ph.D., M.A. and B.A. from Arizona State University.
Rodney T. Sheng joined us in January 2004 and currently serves as our Executive Vice President/Chief Administrative Officer. Prior to Mr. Sheng's appointment as Executive Vice President/Chief Administrative Officer in January 2011, Mr. Sheng served as our Senior Vice President/Chief Administrative Officer, from November 2008 to December 2010, and as our Vice President of Operations, from January 2004 to November 2008. Mr. Sheng has over 20 years of experience in the postsecondary sector, during which time he has worked for four different colleges and universities and served in a variety of management roles. From 1995 to 2003, Mr. Sheng worked for Apollo Group, Inc. (University of Phoenix). From 2000 to 2002, Mr. Sheng served as Vice President/Campus Director and opened two campuses for the University of Phoenix in the state of Ohio. In 2002, Mr. Sheng was responsible for the marketing and recruitment for 12 learning centers throughout the Southern

California metropolitan area. Mr. Sheng earned an M.A. from the University of Phoenix and a B.A. from San Diego State University.
Douglas C. Abts joined us in August 2010 and currently serves as our Executive Vice President, Strategy and Corporate Development. Prior to his appointment as Executive Vice President, Strategy and Corporate Development in March 2014, Mr. Abts served as our Senior Vice President, Strategy and Corporate Development. He is responsible for setting the strategic direction of the company and mergers and acquisitions activity. Previously, Mr. Abts spent seven years at Science Applications International Corporation, a leading provider of technical, engineering and enterprise information technology services, most recently serving as Corporate Vice President for Mergers and Acquisitions. He earlier held the titles of Vice President for Strategic Development and Business Development Manager. For six years, Mr. Abts served with distinction as an Officer in the United States Navy SEAL Teams. Mr. Abts holds an M.B.A. from Harvard Business School and a B.A. from Stanford University.
Ross L. Woodard joined us in June 2004 and currently serves as our Executive Vice President/Chief Marketing Officer. Prior to his appointment as Executive Vice President/Chief Marketing Officer in March 2014, Mr. Woodward served as our Senior Vice President/Chief Marketing Officer, from November 2008 to March 2014, as our Vice President of Marketing, from March 2005 to October 2008, and as our Director of E-Commerce, from June 2004 to February 2005. From June 1992 to May 2004, Mr. Woodard held multiple senior management positions with Road Runner Sports. From 1998 to 2004, Mr. Woodard served as Director of E-Commerce for Road Runner Sports and was responsible for the Internet sales and marketing channel. From 1992 through 1997, Mr. Woodard served in various management roles with Road Runner Sports, including Director of Sales. From 1989 to 1992, he served as a Regional Manager for Nike, Inc. in San Diego. Mr. Woodard earned a B.A. from San Diego State University.
Thomas Ashbrook joined us in November 2008 and currently serves as our Executive Vice President/Chief Information Officer. Prior to his appointment as Executive Vice President/Chief Information Officer in March 2014, Mr. Ashbrook served as our Senior Vice President/Chief Information Officer. From March 2005 to March 2008, Mr. Ashbrook served as the Divisional Information Officer for Fremont Investment & Loan, a California industrial bank and lending institution, where he led information technology strategy for the residential business. From 2001 to 2005, Mr. Ashbrook served as the Senior Vice President of Technology Solutions for Fidelity National Information Solutions, a subsidiary of Fidelity National Financial. Mr. Ashbrook earned a B.S. in Electrical Engineering from California State University, Long Beach and an MBA from Ashford University, Clinton Iowa.
Diane L. Thompson joined us in December 2008 and has served as our Senior Vice President, Secretary and General Counsel since that time. From September 1997 to November 2008, Ms. Thompson served in various management roles for Apollo Group, Inc. (University of Phoenix). From November 2000 to February 2006, Ms. Thompson served as Vice President/Counsel for Apollo Group, Inc. (University of Phoenix) and from March 2006 to November 2008, Ms. Thompson served as Chief Human Resources Officer. From October 1992 to July 1996, Ms. Thompson served as an attorney in the Pima County Attorney's Office in Tucson Arizona. Ms. Thompson earned a B.A. from St. Cloud University, an M.A. from Antioch University and a J.D. from the University of Arizona College of Law.
Vickie L. Schray joined us in January 2011 and currently serves as our Senior Vice President, Regulatory Affairs and Public Policy. Prior to Ms. Schray's appointment as Senior Vice President, Regulatory Affairs and Public Policy in December 2012, Ms. Schray served as our Vice President Regulatory Affairs. Ms. Schray has over 20 years of experience in postsecondary education and has worked at the federal, state and institutional level. From 1998 to 2010, Ms. Schray served in various leadership positions with the U.S. Department of Education, including Acting Deputy Assistant Secretary in the Office of Postsecondary Education, Senior Policy Analyst in the Office of the Under Secretary, and as the Deputy Director for the Secretary of Education's Commission on the Future of Higher Education. Before her work with the Department of Education, Ms. Schray consulted for the National School-to-Work Opportunities Office and was Deputy Director of the National Skill Standards Board. Ms. Schray earned an M.S. at Portland State University and a B.S. at Oregon State University.
Marc Brown joined us in July 2014 and has served as our Senior Vice President/Chief Human Resources Officer since that time. Prior to joining us, Mr. Brown served as the Vice President of Human Resources and Corporate Communications for Provide Commerce, an e-commerce retailer, from June 2011 to July 2014. From 2003 to 2011, Mr. Brown held various Vice President positions at PETCO Animal Supplies, Inc. and Encore Capital Group in San Diego, most recently serving as VP, HR for PETCO, a retailer of animal products and services, from May 2007 to July 2011. For the 20 years prior, Mr. Brown held various human resources, training and organizational development roles in large companies, including UnitedHealthcare, Best Buy, Honeywell, The Williams Companies and Bell Atlantic. Mr. Brown holds an M.S. from American University and a B.S. from Virginia Tech.

Charlene Dackerman joined us in September 2004 and has served as our Senior Vice President of Human Resources since November 2008. From September 2004 to December 2005, Ms. Dackerman served as our Director of Human Resources, and from January 2006 to October 2008, she served as our Vice President of Human Resources. Ms. Dackerman has worked in the postsecondary education sector for over 18 years. From 1986 to 2002, Ms. Dackerman served in various management roles for Kelsey Jenney College, including College Director, Campus Director, Dean and Director of Admissions. Ms. Dackerman earned an M.S. from National University and a B.S. from Humboldt State University.
In June 2003, Mr. Clark acquired and subsequently hired the management of Foundation College, an education provider that conducted campus-based training programs through the California Employment Training Panel. From November 2003 to August 2004, Ms. Dackerman served as President and Chief Financial Officer of Foundation College. Due to a significant decrease in state funding, the business filed for bankruptcy in December 2005. Other than the foregoing, there are currently no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our executive officers. There are no family relationships between any of our executive officers and directors.

EXECUTIVE COMPENSATION
Compensation Committee Report
The following Compensation Committee Report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be deemed incorporated by reference into any filing of ours under the Securities Act or the Exchange Act except to the extent we specifically incorporate it by reference into such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement.

COMPENSATION COMMITTEE:
Dale Crandall
Patrick T. Hackett (Chair)
Victor K. Nichols
Adarsh Sarma

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information about the material elements of compensation that are paid or awarded to, or earned by, our named executive officers (“NEOs”), which includes our principal executive officer, principal financial officer, and the three other most highly compensated executive officers. For 2014, the NEOs were:

•	Andrew S. Clark, President and Chief Executive Officer (“CEO”);

•	Daniel J. Devine, Executive Vice President/Chief Financial Officer;

•	Douglas C. Abts, Executive Vice President of Strategy and Corporate Development;

•	Jane L. McAuliffe, Executive Vice President of External Affairs/Chief Academic Officer; and

•	Rodney T. Sheng, Executive Vice President/Chief Administrative Officer.
This Compensation Discussion and Analysis addresses and explains the compensation practices that were followed in 2014, the numerical and related information contained in the summary compensation and related tables presented below and actions taken regarding executive compensation before January 1, 2014 and after December 31, 2014 that we believe are necessary to understand our NEOs' compensation during 2014.
Compensation Philosophy and Objectives
The Compensation Committee is responsible for determining the compensation of our executive officers, including our NEOs. For 2014, the Compensation Committee had three primary objectives in setting executive compensation: (1) to incentivize and reward our executive officers for maintaining and enhancing the quality of our educational institutions, (2) to align the interests of our executive officers with our stockholders by encouraging our executive officers to increase the growth and profitability of our company, particularly as measured by revenue, EBITDA and qualitative measures, and (3) to ensure competitiveness in the marketplace with respect to the level of compensation paid to executives in the same or similar positions and with similar responsibilities at peer companies.
Executive Summary

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Role of Benchmarking and Compensation Consultants. The Compensation Committee uses benchmarking to help determine the compensation of our NEOs and retained Mercer, LLC (“Mercer”), a compensation consultant, to formulate a report and advise the Compensation Committee regarding our compensation programs and executive compensation levels for 2014.

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Say-on-Pay Vote at 2014 Annual Meeting of Stockholders. At our 2014 Annual Meeting of Stockholders, over 98% of the votes cast on the advisory vote on executive compensation were voted in favor of the proposal. The Compensation Committee believes this result affirms our stockholders' support of our approach to executive compensation.

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Elements of Executive Compensation. The compensation of our executive officers generally consists of an annual base salary, an annual performance-based cash bonus, annual grants of long-term equity awards, such as stock options and restricted stock units ("RSUs"), and certain other benefits. The Compensation Committee believes that a substantial portion of our NEOs' total compensation should be variable and tied to performance. In 2014, the Compensation Committee added an additional performance component to the compensation of our executive officers through the grant of performance stock units (“PSUs”). Based on input from Mercer and Mr. Clark, our CEO, the Compensation Committee reviewed our NEOs' annual base salaries and set performance-based cash bonus targets, and awarded stock options, RSUs and PSUs. Each of these elements is discussed in further detail below under the headings “2014 Annual Base Salaries,” “2014 Short Term Incentive Plan” and “2014 Equity Awards.”
The following chart sets forth the percentage breakdown of targeted total direct compensation for each NEO for 2014. Targeted total direct compensation consists of: (1) annual base salary, (2) targeted annual performance-based cash bonus, (3) long-term stock awards (the fair value of RSUs and PSUs on the date of grant) and (4) long-term option awards (the fair value of stock options on the date of grant). The annual performance-based bonuses included in the table below are targeted amounts (based on 100% achievement of performance goals), rather than actual bonus amounts earned during 2014. Actual payouts for achievement of the 2014 performance goals are reflected in the “Non-Equity Incentive Plan Compensation” column of the "Summary Compensation Table" below.
2014 Targeted Total Direct Compensation
Variable, at-risk compensation in the form of targeted annual and long-term incentives comprises the majority of targeted total direct compensation. This allocation is consistent with the Compensation Committee's compensation philosophy and objectives, specifically to incentivize and reward our executive officers for maintaining and enhancing the quality of our educational institutions and to further align the interests of our executive officers with our stockholders.

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2014 Short Term Incentive Plan. In March 2014, the Compensation Committee adopted the 2014 Short Term Incentive Plan (the “2014 Incentive Plan”) for our NEOs, which provides for an annual performance-based cash bonus based on the achievement of company-wide performance targets related to specified qualitative metrics, EBITDA and revenue, weighted at 40%, 30% and 30%, respectively. The Compensation Committee believed this plan was appropriate to motivate our NEOs to achieve our company's strategic and operational objectives.

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2014 Equity Grants. In March 2014, the Board, upon the recommendation of the Compensation Committee, awarded options to purchase shares of our common stock and RSUs to our NEOs under our 2009 Stock Incentive Plan (the “2009 Plan”). In December 2014, the Board, upon the recommendation of the Compensation Committee, awarded PSUs to our NEOs under the 2009 Plan. The Compensation Committee believed these awards were appropriate to continue to motivate and retain our NEOs. This program provided incentives to our NEOs to continue efforts to build long-term stockholder value.

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Change of Control and Severance Arrangements. The Compensation Committee has determined to provide change of control benefits for our NEOs to reduce the uncertainty surrounding a potential change of control, which could result in the departure or distraction of such executives to the detriment of our company and our stockholders. The Compensation Committee believes that reasonable severance benefits are necessary to attract and retain qualified executives, and are important because it may be difficult for such executives to find comparable employment within a short period of time following certain qualifying terminations. None of our NEOs are entitled to any gross up for change in control excise taxes. For more information, see “Change of Control Arrangements” and “Other Payments upon Termination of Employment” below.

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Risk Mitigation. The Board has adopted a Policy on Recoupment of Compensation, which requires that NEOs return performance-based compensation to us under certain circumstances, such as in the event of certain restatements of our financial statements or the executive's intentional misconduct or gross negligence. We also have an Insider Trading Policy, which restricts our NEOs from entering into any speculative or hedging transactions with respect to our securities. For more information, see “Recoupment Policy” and “Transactions in Our Securities” below.

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Stock Ownership Guidelines. To help align the interests of our executive officers with those of our stockholders, in December 2011, the Board, upon the recommendation of the Compensation Committee, adopted stock ownership guidelines, which provide that our NEOs, within five years of becoming subject to the guidelines, shall achieve applicable stock ownership. Covered executives may not sell shares unless they will satisfy the appropriate ownership guidelines following the sale. In May 2013, the guidelines were expanded to cover non-employee directors. For more information, see “Stock Ownership Guidelines” below.

Role of Benchmarking and Compensation Consultants
The Compensation Committee uses benchmarking to help determine the compensation of our NEOs and enlists the assistance of compensation consultants generally to (1) construct and propose to the Compensation Committee a list of peer group companies, (2) compare the compensation of each NEO to the compensation of similarly situated executive officers at such peer group companies and (3) advise the Compensation Committee regarding the proper amount and mix of compensation to be paid.
To assist in determining 2014 executive compensation, management engaged Mercer to review and assess our executive compensation programs and practices and to develop observations and recommendations based on such analysis. Mercer selected a broad peer group of similarly-sized public companies in the private education sector to conduct its analysis, which group is shown below. The peer group from 2013 was determined to continue to be appropriate based on the factors discussed above.

Career Education Corporation	Universal Technical Institute, Inc.
Devry, Inc.	Capella Education Co.
Corinthian Colleges, Inc.	K12 Inc.
ITT Educational Services, Inc.	Grand Canyon Education, Inc.
Lincoln Educational Services Corp.	Education Management Corporation
Strayer Education, Inc.	American Public Education, Inc.
The Compensation Committee determined that the peer group selected by Mercer was appropriate based on the revenues, market values, revenue growth and EBITDA margins of such companies as compared to our company. Mercer supplemented the peer group data with data from national compensation surveys, such as the 2013 US HRPEN Compensation Survey, for comparison to other private sector, post-secondary education companies, as well as data from broad, general industry surveys for companies between $500 million and $2.0 billion in revenue (based on our projected revenue for 2014 at the time). In assessing such data, Mercer applied premiums and discounts to survey matches to reflect differences in job responsibilities and/or revenue scope between our company and the survey data. In November 2013, Mercer provided a written report summarizing its findings to the Compensation Committee (the “2013 Mercer Report”).
We initially engaged Mercer to consult for us with respect to 2009 executive compensation, and Mercer has continued to consult for us on compensation matters since that time. Mercer invoiced us $225,000 for advice and recommendations on the amount and form of executive and director compensation provided during 2014. Additionally, we paid approximately $1.3 million to Mercer affiliates in 2014, including Mercer Health & Benefits Administration, LLC (“Mercer Health”) and Marsh USA Inc. and Marsh Risk and Insurance Services, LLC (“Marsh”). Mercer Health provides various services to us related to the operation and maintenance of our health and benefit programs, and Marsh provides various services to us related to insurance and our surety bond facility. The decision to engage Mercer affiliates to provide additional services was made by management and was not separately approved by the Board or Compensation Committee. While the Compensation Committee takes Mercer's recommendations into consideration in making decisions regarding executive compensation, the Compensation Committee is not obligated to follow Mercer's recommendations, and may instead determine to pay amounts or forms of compensation other than as recommended by Mercer.

Role of Stockholder Say-on-Pay Votes in Determining Compensation
We provide our stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers (the “say-on-pay proposal”) once every three years. At our 2014 Annual Meeting of Stockholders held on May 28, 2014, over 98% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this result affirms our stockholders' support of our approach to executive compensation, and did not change our approach in 2014 based on such result. The Compensation Committee will continue to consider the outcome of the vote on say-on-pay proposals when evaluating our executive compensation practices and making future compensation decisions for our named executive officers.
Role of Executive Officers in Determining Compensation
Mr. Clark, our CEO, reviews the reports prepared by Mercer (and reviewed specifically the 2013 Mercer Report), which reports are prepared in conjunction with, and based on prior input from, the Compensation Committee. Mr. Clark then makes recommendations to the Compensation Committee regarding the amount and form of compensation he believes should be paid to our executive officers, other than himself. While the Compensation Committee takes Mr. Clark's recommendations into consideration in making decisions regarding executive compensation, the Compensation Committee is not obligated to follow his recommendations and may instead determine to pay amounts or forms of compensation other than as recommended by Mr. Clark. With respect to the amounts and forms of compensation that are paid to Mr. Clark, the Compensation Committee and Mr. Clark may engage in limited discussion regarding his compensation, but any final decisions regarding his compensation are made by the Compensation Committee when he is not present.
Elements of Executive Compensation
The compensation of our executive officers, including our NEOs, generally consists of three components:

•	an annual base salary;

•	an annual performance-based cash bonus;

•	annual grants of long-term equity awards, such as stock options and restricted stock units; and

•	certain other benefits.
The Compensation Committee believes that a substantial portion of our NEOs' total compensation should be variable and tied to performance (specifically, performance-based cash bonuses and long-term equity awards) to align the executives' compensation with measures that correlate with our long-term business objectives and stock price performance.
Role of annual base salaries. Annual base salaries provide our NEOs with a reasonable base level of monthly income. The Compensation Committee annually reviews the annual base salaries of our NEOs and may adjust them based on the Compensation Committee's subjective evaluation of a variety of factors, including the nature and responsibility of the position, the impact, contribution, expertise and experience of the individual executive, competitive market information regarding salaries to the extent available and relevant, the importance of retaining the individual executive along with the competitiveness of the market for the individual executive's talent and services, and the recommendations of our CEO, except in the case of his own base salary.
Role of annual performance-based cash bonus. The Compensation Committee awards performance-based cash bonuses to motivate and reward our NEOs for achieving annual performance objectives that are established by the Compensation Committee.
Role of long-term equity awards. Long-term equity awards, such as stock options, RSUs and PSUs, create a substantial retention incentive and also encourage our NEOs to focus on our long-term business objectives and to build long-term stockholder value. The Compensation Committee's practice is to grant equity awards to each NEO annually. In 2014, such grants were comprised of stock options, RSUs and PSUs. The annual equity awards generally vest over a period of years subject to our NEO's continuing service to the company to provide the intended retentive value. The PSUs also require the NEOs to achieve certain performance goals as a condition to vesting to encourage an increase in the growth and profitability of our company. The Compensation Committee believes stock options, RSUs and PSUs align the interests of our NEOs with stockholders because the value of such equity securities increases or decreases with changes in our stock price.
Role of change of control and severance arrangements. Arrangements regarding compensation upon a change of control or termination of employment, as well as employee benefits and perquisites, are also elements of compensation for our NEOs. Change of control benefits for our executive officers serve to minimize the disruption potentially caused by the departure or distraction of executive officers to the detriment of our company and our stockholders in the event of a change of control.

Severance benefits are intended to attract and retain qualified executives. For more information regarding the roles of these elements in our overall compensation objectives, see “Change of Control Arrangements,” “Other Payments upon Termination of Employment” and “Employee Benefits and Perquisites” below.
CEO Compensation Relative to Other Named Executive Officers
The Compensation Committee believes that CEO compensation should be greater than that of the other NEOs because his responsibilities for the management and strategic direction of the company are significantly greater and he has substantial additional obligations as the CEO. The difference between his and the other NEOs' compensation is derived in large part from variable compensation, particularly stock option awards, which will only create value for the CEO if our share value appreciates, and RSUs, which increase in value when our share value appreciates. The Compensation Committee believes it is desirable to provide a significant amount of at-risk, performance-based compensation to the CEO to continue to encourage and reward him for superior accomplishments.
2014 Annual Base Salaries
In December 2013, after reviewing and considering the 2013 Mercer Report, and after discussing compensation principles and philosophy, the Compensation Committee determined the appropriate increases for the annual base salaries of certain of our NEOs as follows.

Name	2013 Annual Base Salary ($)	2014 Annual Base Salary ($)
Andrew S. Clark	600,000	725,000
Daniel J. Devine	365,000	400,000
Rodney T. Sheng	380,000	390,000
Douglas C. Abts	264,000	290,000
Jane L. McAuliffe	330,000	330,000
2014 Short Term Incentive Plan
In March 2014, the Compensation Committee adopted the 2014 Incentive Plan. Under the 2014 Incentive Plan, the payments to our NEOs of annual performance-based cash bonuses were based on the achievement of corresponding company-wide performance goals related to quality, EBITDA and revenue, weighted 40%, 30% and 30%, respectively. “EBITDA” is a non-GAAP financial measure that is defined to mean net income plus interest expense, less interest income, plus income tax expense, and plus depreciation and amortization. There were no individual performance metrics. The performance goal related to quality required the achievement by the company in 2014 of certain quality metrics (collectively, the “2014 Quality Metrics”) based on:
•student retention;
•cohort default rates - rates calculated by the U.S. Department of Education of student defaults over two-year and three-year measuring periods for each educational institution;
•90/10 ratio - a ratio based on the percentage of revenues an institution derives from Title IV programs (an institution loses eligibility to participate in Title IV programs if it derives more than 90% of its revenues from Title IV program funds for two consecutive fiscal years);
•net promoter score - a customer loyalty metric;
•employee engagement; and
•success in company-wide collaborative efforts.
The target annual bonus amount for Mr. Clark for 2014 was 100% of his annual base salary, as set forth in his employment agreement. See “Employment Agreements” below. The target bonus amounts for Messrs. Devine, Sheng and Abts, and Dr. McAuliffe for 2014 were determined by the Compensation Committee to be equal to 65%, 75%, 50% and 55%, respectively, of their respective annual base salaries. In setting the target bonus amounts for Messrs. Devine, Sheng and Abts, and Dr. McAuliffe, the Compensation Committee considered the performance-based bonuses paid to similarly situated executives at the companies within our peer group, as well as each individual's level of responsibility, experience and expertise.

The Compensation Committee further determined that (1) the bonus amount for each NEO for achieving the threshold performance would be 50% of the executive's target bonus amount (based on achievement of threshold performance for each performance goal) and (2) the maximum bonus amount for each NEO for achieving maximum performance would be 200% of the executive's target bonus amount. See “Grants of Plan-Based Awards” below for the specific threshold, target and maximum performance-based cash bonus amounts that each NEO was eligible to earn in 2014. The Compensation Committee believed that such amounts were in line with performance-based bonuses paid to similarly situated executives at the companies within our peer group, and would provide the desired amount of retention and incentive for each executive.
For each of the three performance goals, the Compensation Committee had the discretion to award amounts that fell in between the target and maximum amounts for achievement of performance goals between the target and maximum levels, and also had discretion to award a lesser amount than the target amount for achievement of performance goals below the target level but above the threshold. If none of the three performance goal thresholds were achieved, no performance-based cash bonuses would be paid. The Compensation Committee also determined that no performance-based cash bonuses would be paid if Ashford University, one of the company's academic institutions, failed to either maintain HLC accreditation or achieve WASC accreditation.
In determining whether and the extent to which the company achieved the 2014 Quality Metrics, the Compensation Committee evaluated three primary (but not exclusive) criteria: (1) comparison with prior year; (2) comparison with peers; and (3) comparison with internal expectations. Accordingly, the Compensation Committee considered Ashford University's two-year cohort default rate for the 2013 federal fiscal year, three-year cohort default rate for the 2012 federal fiscal year and 90/10 ratio for 2014, as well as our student retention rate, net promoter score, employee engagement and success in company-wide collaborative efforts. Assessing the 2014 Quality Metrics presented by management as a whole, the Compensation Committee determined that the metrics were achieved at the target level. The Compensation Committee determined the threshold revenue goal of $695.0 million and the threshold EBITDA goal of $70.0 million were not achieved. Based on the achievement of the 2014 Quality Metrics at the target level and the 40% weighting of the quality metrics component of the annual bonus, the Compensation Committee approved cash bonuses for each NEO equal to 40% of such executive's target bonus amount.
The amount of the performance-based cash bonus earned by each NEO is shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

Performance Target (in millions)	Actual 2013	Threshold Amount for 2014	Target Amount for 2014	Maximum Amount for 2014	Actual 2014

Revenue	$768.6	$695.0	$712.9	$730.7	$638.7
EBITDA	$91.2	$70.0	$73.6	$77.3	$37.6

2014 Equity Awards
In March 2014, the Compensation Committee and the Board, with input from Mercer, approved the award of stock options and RSUs to our NEOs, pursuant to the 2009 Plan. The Board accepted the Compensation Committee's recommendations for approval of the awards and did not exercise any discretion to deviate from the recommendations. In December 2014, the Compensation Committee, with input from Mercer, approved the award of PSUs to our NEOs, pursuant to the 2009 Plan. The number of shares subject to the stock options, and underlying the RSUs and PSUs, awarded to our NEOs, as well as the exercise price and other terms of the stock options, and vesting and other terms of the RSUs and PSUs, are summarized under “Outstanding Equity Awards at Fiscal Year End” below. The Compensation Committee determined that the number of shares subject to the options, and underlying the RSUs and PSUs, awarded to each of our NEOs was appropriate given the outstanding equity awards held by each such executive, as well as the equity awarded to similarly situated executives at the companies in our peer group. In addition, the Compensation Committee considered the retentive value of our NEOs' equity holdings and awards, as well as the alignment of the interests of our NEOs and our stockholders.
Policy Regarding Deductibility of Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive officer and the three most highly compensated executive officers (not including the chief financial officer). However, certain compensation that qualifies as “performance-based” compensation as determined under Section 162(m) is generally exempt from this deduction limit.

The Compensation Committee generally intends to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. Nevertheless, the Compensation Committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of our company and our stockholders. Given the difficult regulatory and legislative environment we face, as well as the competitive market for outstanding executive talent, the Compensation Committee believes that it is important to retain the flexibility to design compensation programs consistent with its overall executive compensation philosophy even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee may, from time to time, deem it appropriate to approve elements of compensation for certain executive officers that are not fully deductible under Section 162(m).
Change of Control Arrangements
The Compensation Committee has determined to provide change of control benefits for our executive officers because it recognizes that, as is the case with many publicly held corporations, the possibility of a change of control exists, and the uncertainty and questions that a potential change of control may raise among our executive officers could result in the departure or distraction of executive officers to the detriment of our company and our stockholders. The payments and benefits to be received by our NEOs upon the consummation of a change of control are discussed under “Potential Payments upon Termination and Change of Control” below.
The Compensation Committee determined that “single trigger” treatment for the acceleration of vesting of stock options upon the consummation of a change of control is appropriate because (1) it helps retain key employees during change in control discussions, especially senior executive officers where equity represents a significant portion of their total pay package, (2) it is difficult to replicate underlying performance goals, when applicable, under options after the change in control, (3) the company that made the original equity grant will no longer exist after a change in control (and employees should not necessarily be required to have the fate of their outstanding equity tied to the new company's future success), and (4) it ensures ongoing employees are treated similarly to terminated employees with respect to outstanding equity awards.
A termination of an NEO's employment following a change of control is required for such executive to receive the remainder of the change of control benefits, which we refer to as a “double trigger.” For Messrs. Clark, Devine and Sheng, these benefits are set forth in their employment agreements; for Mr. Abts and Dr. McAuliffe, these benefits are set forth in our Executive Severance Plan and the Severance Agreements executed by each of Mr. Abts and Dr. McAuliffe thereunder. The Compensation Committee believes that a “double trigger” is appropriate for an executive to receive the remainder of the change of control benefits, particularly payments of cash, because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their employment.
The Compensation Committee further believes that if an NEO's employment is not terminated following a change of control, but such executive experiences a defined set of adverse circumstances regarding such executive's employment, then such executive should have the opportunity (during the two-year period immediately following the change of control) to elect to resign for "good reason" and receive the same severance benefits that such executive would have received if such executive's employment was terminated by the company without “cause” during such time. The payments and benefits to be received by Messrs. Clark, Devine, Sheng and Abts and Dr. McAuliffe in the event of a termination without “cause” or resignation for “good reason” within two years following the consummation of a change of control are discussed under “Potential Payments upon Termination and Change of Control” below.
Other Payments upon Termination of Employment
The Compensation Committee believes that reasonable severance benefits for our NEOs are necessary to attract and retain qualified executives and limit the ability of our competitors to hire away our best talent, and are important because it may be difficult for such executives to find comparable employment within a short period of time following certain qualifying terminations. For Messrs. Clark, Devine and Sheng, severance benefits are set forth in their employment agreements; for Mr. Abts and Dr. McAuliffe, these benefits are set forth in our Executive Severance Plan and the Severance Agreements executed by each of Mr. Abts and Dr. McAuliffe thereunder. The payments and benefits to be received by our NEOs in the event of a termination without cause, resignation for good reason, termination for death and termination for disability are discussed under “Potential Payments upon Termination and Change of Control” below. The severance benefits for Mr. Clark, our CEO, last longer than the other NEOs in recognition of the fact that it typically takes longer for a chief executive officer to find employment in a comparable position. Our NEOs may be eligible for additional severance benefits if there is a termination of employment or resignation for good reason within two years of a change of control, as discussed under “Change of Control Arrangements” above.

Employee Benefits and Perquisites
Health and Welfare Benefits. We offer employee benefits to our NEOs for the purpose of meeting the current and future health and security needs for themselves and their families. These benefits, which are generally offered to all eligible employees, include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, and flexible spending accounts for medical expense reimbursements. We also have a Senior Management Benefit Plan (the “Benefit Plan”) in which our NEOs are eligible to participate. The Benefit Plan is a fully insured plan and provides an annual benefit of up to $100,000 per participant (including the participant's eligible dependents) for unreimbursed medical expenses during a calendar year that are not covered by our major medical plan. Additionally, the Benefit Plan provides worldwide medical assistance services, including locating the nearest medical facility, finding an attorney and making arrangements for emergency medical evacuation.
401(k) Retirement Savings Plan. We also offer our employees a 401(k) retirement savings plan (the “401(k) Plan”) in which our NEOs are eligible to participate. The 401(k)Plan is a defined contribution plan established in accordance with Section 401(a) of the Internal Revenue Code of 1986, as amended. Employees may make contributions (pre-tax or after-tax) into the 401(k) Plan up to annual limits prescribed by the Internal Revenue Service. We also make matching contributions under the 401(k) Plan, including for our NEOs who participate in the 401(k) Plan.
Nonqualified Deferred Compensation Plan. Our NEOs are also eligible to participate in the Bridgepoint Education Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), pursuant to which certain of our highly compensated employees are permitted to defer up to 80% of their annual base salary and up to 100% of their annual service bonus and any performance-based compensation into such plan. We do not make any contributions to the Deferred Compensation Plan on behalf of any participant, including an NEO, other than to contribute the matching contributions we would have made to the 401(k) Plan on such participant's behalf in the event the participant's contributions to the 401(k) Plan are required to be reduced pursuant to applicable 401(k) Plan contribution limitations. To the extent our NEOs elect to participate in the Deferred Compensation Plan, they may elect to receive distributions while they are still working for us or they may elect to receive distributions (1) at termination of employment or retirement, (2) in the event of disability, death or financial hardship, or (3) in the event we undergo a change of control. Investment gains or losses credited to a participant's account in the Deferred Compensation Plan are based on investment elections made by the participant from prescribed mutual fund investment options. Each participant in the Deferred Compensation Plan makes his or her own individual investment elections and may change any such investment election at any time.
Perquisites. Perquisites do not comprise a material element of our executive compensation program. With respect to executive attendance at sporting and entertainment events, we believe there is no incremental cost to us associated with the personal use by our NEOs, and their guests and family members, of (1) tickets to various sporting and entertainment events that we have acquired at no additional cost in connection with our corporate sponsorships of various organizations or (2) our corporate suite at Qualcomm Stadium in San Diego, California, which is leased for business-related entertainment and paid for seasonally rather than individually by event. Accordingly, no amounts related to these items are included in the compensation of our NEOs in the “Summary Compensation Table” below.
Recoupment Policy
The Board has adopted a Policy on Recoupment of Compensation (the “Recoupment Policy”) which requires that an NEO return performance-based compensation to us if:

•
there is a restatement of any of our financial statements previously filed with the SEC (regardless of whether there was any misconduct), other than those due to changes in accounting principles, and the restated financial results would have resulted in a lesser amount of performance-based compensation being paid to the NEO; or

•
the NEO's intentional misconduct, gross negligence or failure to report intentional misconduct or gross negligence by one of our employees (or service providers) either was a contributing factor or partial factor to having to restate any of our financial statements previously filed with the SEC, or constituted fraud, bribery or any other unlawful act (or contributed to another person's fraud, bribery or other unlawful act), which in each case adversely impacted our finances, business and/or reputation.

In adopting the Recoupment Policy, the Board felt that the potential requirement to repay certain performance-based compensation upon such events as those described above would provide the requisite level of deterrent to curtail both risky and unethical behavior on the part of our NEOs. We believe that the Recoupment Policy is appropriate given the types and amounts of performance-based compensation that we pay our NEOs, and that such policy incentivizes them to take only those risks that they determine are calculated to reward our stockholders without material adverse risk to our company.

Stock Ownership Guidelines
To help align the interests of our executive officers with those of our stockholders, in December 2011, the Board, upon the recommendation of the Compensation Committee, adopted Stock Ownership Guidelines applicable to our NEOs. The Stock Ownership Guidelines provide that our executive officers, within five years of becoming subject to the Stock Ownership Guidelines, must achieve the applicable level of stock ownership, as set forth below. In May 2013, the Stock Ownership Guidelines were expanded to also cover stock ownership by our non-employee directors. The stock ownership thresholds in effect under the Stock Ownership Guidelines are as follows:

•	CEO - A number of shares equal to the quotient of (1) an amount equal to six times base salary, divided by (2) the stock price at the date of calculation.

•	Executive Vice Presidents - A number of shares equal to the quotient of (1) an amount equal to three times base salary, divided by (2) the stock price at the date of calculation.

•	Senior Vice Presidents - A number of shares equal to the quotient of (1) an amount equal to two times base salary, divided by (2) the stock price at the date of calculation.

•
Non-Employee Directors - A number of shares equal to the quotient of (1) an amount equal to three times the annual retainer for service on the Board (excluding retainers for committee or chair service), divided by (2) the stock price at the date of calculation.

The applicable date of calculation is the date of annual equity awards or the date of a contemplated sale by the NEO, whichever is later. Our NEOs may not sell shares unless they will satisfy the applicable level of stock ownership following the sale.
Transactions in Our Securities
We have an Insider Trading Policy that, among other things, prevents employees, officers and directors from engaging in speculative or hedging transactions in our securities (such as prepaid variable forwards, equity swaps, collars and exchange funds), or from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan, except in each case as may be specifically permitted by the Insider Trading Policy compliance officer in advance. Transactions in publicly traded options such as put options, call options or other derivative securities on an exchange or in any other organized market are expressly prohibited. Additionally, no employee, including our NEOs, or director may engage in short sales of our securities.
Process for Granting Equity Award
All stock option grants to NEOs are granted with an exercise price equal to or above the fair market value of the underlying stock on the date of grant. We do not grant stock options, or any other form of equity compensation, in anticipation of the release of material non-public information. Similarly, we do not time the release of material non-public information based on stock option or other equity award grant dates.
The Compensation Committee has adopted an Equity Award Grant Policy under which management submits recommendations of equity awards to the Compensation Committee at the committee's regular quarterly meetings. Such recommendations include the type of award proposed to be granted, the recipient, and the size and special terms or conditions of any such award; provided that grants to executive officers and members of the Board must be submitted to and approved separately by the Board if the Compensation Committee is not composed solely of two or more non-employee directors pursuant to Exchange Act Rule 16b-3. Any equity awards approved by the Compensation Committee (or by the Board, as applicable) are granted as of the date of such quarterly meeting, unless a future effective date of grant is specifically authorized. Typically, equity awards are granted by the Compensation Committee or the Board, as applicable, pursuant to either a live or telephonic meeting. However, the Compensation Committee or the Board may also authorize the grant of equity awards pursuant to a unanimous written consent. If equity awards are authorized by unanimous written consent, the effective date of the grant (and the date upon which any stock option will have its exercise price determined) is the date on which our Secretary has received all signatures to the unanimous written consent, unless a future effective date of grant is specifically authorized.
Tax and Accounting Considerations
In 2014, while the Compensation Committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs during 2014.

Summary Compensation Table
The following table summarizes the total compensation earned by each of our NEOs for 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Andrew S. Clark	2014	705,481	1,650,759	859,359	290,000	—	78,057	3,583,656
Chief Executive Officer/	2013	600,000	697,993	694,311	300,000	—	46,362	2,338,666
President	2012	596,875	—	1,514,917	111,600	—	42,935	2,266,327
Daniel J. Devine	2014	389,231	674,822	257,815	104,000	—	44,781	1,470,649
Executive Vice President/	2013	365,000	274,164	272,761	118,625	—	35,031	1,065,581
Chief Financial Officer	2012	363,333	—	605,967	44,129	—	38,325	1,051,754
Rodney T. Sheng	2014	379,500	862,876	343,729	117,000	—	37,890	1,740,995
Executive Vice President/	2013	380,000	274,164	272,761	142,500	—	40,696	1,110,121
Chief Administrative Officer	2012	378,125	—	605,967	53,010	—	39,028	1,076,130
Douglas C. Abts	2014	282,192	747,613	245,552	58,000	—	37,047	1,370,404
Senior Vice President/Strategy	2013	264,000	199,383	198,367	52,800	—	35,556	750,106
and Corporate Development	2012	263,583	528,000	605,967	19,642	—	55,916	1,473,108
Jane L. McAuliffe	2014	321,115	634,766	257,815	72,600	—	54,237	1,340,533
Executive Vice President/	2013	330,000	274,164	272,761	90,750	—	43,322	1,010,997
Chief Academic Officer	2012	329,375	—	605,967	33,759	—	48,425	1,017,526

(1)
Represents the fair market value of any RSUs and PSUs awarded to the NEOs, computed in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718. The RSU awards are further described under “Compensation Discussion and Analysis - 2014 Equity Awards” above and “Grants of Plan-Based Awards” below.

(2)
Represents the aggregate grant date fair value of option awards granted to the NEOs in each year, computed in each case in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 14, “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2014, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 10, 2015.

(3)
Represents the performance-based cash bonus awards earned in each respective fiscal year. The performance-based cash bonus awards earned by our NEOs under the 2014 Incentive Plan are described under “Compensation Discussion and Analysis - 2014 Short Term Incentive Plan” above and “Grants of Plan-Based Awards” below.

(4)
There are no nonqualified deferred compensation earnings reflected in this column because no NEO received above-market or preferential earnings on such compensation. For more information regarding 2014 activity in deferred compensation accounts for the NEOs, see “Nonqualified Deferred Compensation” below.

(5)
Represents (i) payments for health, life and disability insurance premiums, (ii) medical expense reimbursements received under the Senior Management Benefit Plan, (iii) 401(k) Plan matching contributions, and (iv) nonqualified deferred compensation plan contributions (only to contribute the matching contributions we would have made to the 401(k) Plan on the officer's behalf because the officer's contributions to the 401(k) Plan were required to be reduced pursuant to applicable 401(k) plan contribution limitations). Payments for health insurance premiums reflect the full amount paid on behalf of NEOs rather than the portion in excess of that paid for non-executives. Prior period amounts have been revised to reflect this presentation. For a breakdown of all amounts comprising “All Other Compensation,” see table below.

All Other Compensation Detail

Name	Year	Qualified Retirement Plan Employer Match ($)	Employer Deferred Compensation Plan Contributions ($)	Health, Life and Disability Insurance Premiums and Medical Reimbursements ($)	All Other Compensation Total ($)
Andrew S. Clark	2014	8,750	—	69,307	78,057
	2013	5,100	—	41,262	46,362
	2012	6,438	—	36,497	42,935
Daniel J. Devine	2014	7,103	—	37,678	44,781
	2013	5,404	—	29,627	35,031
	2012	6,806	—	31,519	38,325
Rodney T. Sheng	2014	8,750	—	29,140	37,890
	2013	7,578	—	33,118	40,696
	2012	7,338	—	31,690	39,028
Douglas C. Abts	2014	7,507	—	29,540	37,047
	2013	7,540	—	28,016	35,556
	2012	7,292	—	48,624	55,916
Jane L. McAuliffe	2014	8,372	—	45,865	54,237
	2013	6,375	—	36,947	43,322
	2012	7,500	—	40,925	48,425
Grants of Plan-Based Awards
The following table provides information regarding grants of plan-based awards to each of our NEOs during 2014.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)($)
			Threshold ($)	Target ($)	Maximum ($)
Andrew S. Clark	—	—	362,500	725,000	1,450,000	—		—	—	—
	12/18/2014	12/18/2014	—	—	—	145,659	(3)	—	—	786,559
	3/29/2014	3/18/2014	—	—	—	—		114,230	14.50	859,359
	3/29/2014	3/18/2014				59,600		—	—	864,200
Daniel J. Devine	—	—	130,000	260,000	520,000	—		—	—	—
	12/18/2014	12/18/2014	—	—	—	76,956	(3)	—	—	415,562
	3/29/2014	3/18/2014	—	—	—	—		34,270	14.50	257,815
	3/29/2014	3/18/2014				17,880		—	—	259,260
Rodney T. Sheng	—	—	146,250	292,500	585,000	—		—	—	—
	12/18/2014	12/18/2014	—	—	—	95,777	(3)	—	—	517,196
	3/29/2014	3/18/2014	—	—	—	—		45,690	14.50	343,729
	3/29/2014	3/18/2014				23,840		—	—	345,680
Douglas C. Abts	—	—	72,500	145,000	290,000	—		—	—	—
	12/18/2014	12/18/2014	—	—	—	92,718	(3)	—	—	500,678
	3/29/2014	3/18/2014	—	—	—	—		32,640	14.50	245,552
	3/29/2014	3/18/2014	—	—	—	17,030		—	—	246,935
Jane L. McAuliffe	—	—	90,750	181,500	363,000	—		—	—	—
	12/18/2014	12/18/2014	—	—	—	69,538	(3)	—	—	375,506
	3/29/2014	3/18/2014	—	—	—	—		34,270	14.50	257,815
	3/29/2014	3/18/2014				17,880		—	—	259,260

(1)
The threshold, target and maximum amounts shown in the table correspond to the amounts the Compensation Committee determined to pay to the NEOs as performance-based cash bonuses pursuant to the 2014 Incentive Plan based upon the achievement of certain performance targets relating to EBITDA, revenue and various quality measures. The threshold, target and maximum amounts shown above assume threshold, target and maximum achievement, respectively, for each of the three weighted performance goals. For more information regarding the 2014 Incentive Plan, including the performance-based cash bonuses, performance targets and methodology for determining bonus amounts, see “Compensation Discussion and Analysis - 2014 Short Term Incentive Plan” above. Actual payouts to our NEOs under the 2014 Incentive Plan for achievement of the 2014 performance targets are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

(2)
Represents the grant date fair value of the respective awards of stock options, RSUs and PSUs, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 14, “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2014, which are included in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 10, 2015.

(3)	One fourth of the PSUs may be earned during each of the calendar years 2015, 2016, 2017 and 2018 based on the achievement of the applicable stock price performance target for such calendar year.

Outstanding Equity Awards at Fiscal Year End
The following table shows the number of shares of our common stock subject to outstanding stock options, RSUs and PSUs held by our NEOs as of December 31, 2014.

	Outstanding Equity Awards at Fiscal Year End
	Option Awards					Stock Unit Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date		Number of stock units that have not vested (#)		Market value of stock units that have not vested ($)(1)
Andrew S. Clark	17,782	—	$0.59	11/27/2017	(2)	—		—
	666,666	—	$10.50	4/14/2019	(3)(4)	—		—
	30,045	—	$0.59	11/27/2017	(2)(4)	—		—
	114,399	—	$0.59	11/27/2017	(2)(4)	—		—
	125,100	—	$15.81	8/5/2020	(4)(5)	—		—
	122,086	12,074	$17.10	3/31/2021	(4)(6)	—		—
	82,243	40,507	$24.75	3/30/2022	(4)(7)	—		—
	54,137	71,763	$10.23	3/29/2023	(4)(8)	—		—
	—	114,230	$14.50	3/29/2024	(4)(9)	—		—
	—	—	$—	—		51,172	(10)	579,267
	—	—	$—	—		59,600	(11)	674,672
	—	—	$—	—		145,659	(12)	1,648,860

Daniel J. Devine	27,777	—	$0.59	11/27/2017	(2)	—		—
	27,777	—	$0.59	11/27/2017	(2)	—		—
	124,652	—	$10.50	4/14/2019	(3)(4)	—		—
	17,334	—	$0.59	11/27/2017	(2)(4)	—		—
	44,399	—	$0.59	11/27/2017	(2)(4)	—		—
	41,700	—	$15.81	8/5/2020	(4)(5)	—		—
	42,261	4,179	$17.10	3/31/2021	(4)(6)	—		—
	32,897	16,203	$24.75	3/30/2022	(4)(7)	—		—
	21,268	28,192	$10.23	3/29/2023	(4)(8)	—		—
	—	34,270	$14.50	3/29/2024	(4)(9)	—		—
	—	—	$—	—		20,100	(10)	227,532
	—	—	$—	—		17,880	(11)	202,402
	—	—	$—	—		76,956	(12)	871,142

Rodney T. Sheng	116,149	—	$10.50	4/14/2019	(3)(4)	—		—
	9,537	—	$0.59	11/27/2017	(2)(4)	—		—
	18,984	—	$0.59	11/27/2017	(2)(4)	—		—
	8,721	—	$15.81	8/5/2020	(4)(5)	—		—
	12,746	4,411	$17.10	3/31/2021	(4)(6)	—		—
	32,897	16,203	$24.75	3/30/2022	(4)(7)	—		—
	21,268	28,192	$10.23	3/29/2023	(4)(8)	—		—
	—	45,690	$14.50	3/29/2024	(4)(9)	—		—
	—	—	$—	—		20,100	(10)	227,532
	—	—	$—	—		23,840	(11)	269,869
	—	—	$—	—		95,777	(12)	1,084,196

Douglas C. Abts	56,247	—	$13.47	8/23/2020	(4)(13)	—		—
	23,478	2,322	$17.10	3/31/2021	(4)(6)	—		—
	32,897	16,203	$24.75	3/30/2022	(4)(7)	—		—
	15,467	20,503	$10.23	3/29/2023	(4)(8)	—		—
	—	32,640	$14.50	3/29/2024	(4)(9)	—		—
	—	—	$—	—		14,617	(10)	165,464.44
	—	—	$—	—		17,030	(11)	192,779.6
	—	—	$—	—		92,718	(12)	1,049,567.76

Jane L. McAuliffe	13,954	—	$0.59	11/27/2017	(2)	—		—
	15,281	—	$0.59	11/27/2017	(2)	—		—
	57,030	—	$10.50	4/14/2019	(3)(4)	—		—
	13,652	—	$0.32	2/15/2016	(4)(14)	—		—
	7,524	—	$15.81	8/5/2020	(4)(5)	—		—
	10,062	3,483	$17.10	3/31/2021	(4)(6)	—		—
	32,897	16,203	$24.75	3/30/2022	(4)(7)	—		—
	21,268	28,192	$10.23	3/29/2023	(4)(8)	—		—
	—	34,270	$14.50	3/29/2024	(4)(9)	—		—
	—	—	$—	—		20,100	(10)	227,532
	—	—	$—	—		17,880	(11)	202,402
	—	—	$—	—		69,538	(12)	787,170

(1)	Based on the closing price of our common stock of $11.32 as reported by the NYSE on December 31, 2014.

(2)
These stock options were granted under our 2005 Stock Incentive Plan (the “2005 Plan”) on November 27, 2007, with an exercise price equal to the fair market value of one of our common shares on the date of grant. For time-based stock options, the vesting commencement date was November 27, 2007.

(3)
These stock options were granted under the 2009 Plan on April 14, 2009, with an exercise price equal to the price at which shares were offered to the public in our initial public offering. The vesting commencement date was April 14, 2009.

(4)
These stock options vest as follows, subject to the NEO's continued service with us: (i) 25% of the option vests on the first anniversary of the vesting commencement date, (ii) an additional 2% of the option vests on each monthly anniversary of the vesting commencement date for the 33 months following the first anniversary of the vesting commencement date and (iii) an additional 3% of the option vests on each of the 46th, 47th and 48th monthly anniversaries of the vesting commencement date.

(5)
These stock options were granted under the 2009 Plan on August 5, 2010, with an exercise price equal to the regular session closing price of our common stock as reported by the NYSE on the date of grant. The vesting commencement date was August 5, 2010.

(6)
These stock options were granted under the 2009 Plan on March 31, 2011, with an exercise price equal to the regular session closing price of our common stock as reported by the NYSE on the date of grant. The vesting commencement date was March 31, 2011.

(7)
These options were granted under the 2009 Plan on March 30, 2012, with an exercise price equal to the regular session closing price of our common stock as reported by the NYSE on the date of grant. The vesting commencement date was March 30, 2012.

(8)
These options were granted under the 2009 Plan on March 29, 2013, with an exercise price equal to the regular session closing price of our common stock as reported by the NYSE on the date of grant. The vesting commencement date was March 29, 2013.

(9)
These options were granted under the 2009 Plan on March 29, 2014, with an exercise price equal to the regular session closing price of our common stock as reported by the NYSE on the date of grant. The vesting commencement date was March 29, 2014.

(10)
These RSUs were granted under the 2009 Plan on March 29, 2013, and 25% of the RSUs will vest and be delivered to the NEO on each anniversary of the grant date, subject to the NEO's continuing service with us through each such date.

(11)
These RSUs were granted under the 2009 Plan on March 29, 2014, and 25% of the RSUs will vest and be delivered to the NEO on each anniversary of the grant date, subject to the NEO's continuing service with us through each such date.

(12)
These PSUs were granted under the 2009 Plan on December 18, 2014, and 25% of the PSUs may be earned during each of the calendar years 2015, 2016, 2017 and 2018 based on the achievement of the applicable performance targets for such calendar year. Any PSUs earned during the applicable calendar year will vest on March 15 of the following year, subject to the NEO's continued service with us through each such date.

(13)
These stock options were granted under the 2009 Plan on August 23, 2010, with an exercise price equal to the regular session closing price of our common stock as reported by the NYSE on the date of grant. The vesting commencement date was August 23, 2010.

(14)
These stock options were granted under the 2005 Plan on February 15, 2006, with an exercise price equal to the regular session closing price of our common stock as reported by the NYSE on the date of grant. The vesting commencement date was February 15, 2006.

Option Exercises and Stock Vested in 2014
The following table provides information for the NEOs regarding stock options exercised during 2014, including the total number of shares acquired upon exercise and the aggregate value realized, before payment of any applicable withholding tax and broker commissions, and RSUs vested during 2014.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Andrew S. Clark	—	—	17,058	247,341
Daniel J. Devine	—	—	6,700	97,150
Rodney T. Sheng	96,440	750,485	6,700	97,150
Douglas C. Abts	—	—	32,033	407,714
Jane L. McAuliffe	39,440	517,131	6,700	97,150

(1)
The value realized for a stock option exercise is determined by multiplying (i) the number of shares acquired upon exercise by (ii) the difference between the market price of the shares at exercise and the exercise price of the stock option. For all exercises of options by the NEOs in 2014, all of the shares acquired upon exercise were immediately sold, through a series of open market trades, on the date of exercise. Accordingly, we have determined the “market price of shares at exercise” to be the weighted average sale price for such shares on the date of exercise.

(2)	The value realized upon vesting of RSUs is determined by multiplying (i) the number of shares vested by (ii) the market price of the shares at vesting.

Employment Agreements
The following table highlights certain terms contained in the employment agreements we entered into with Mr. Clark in March 2015 and Messrs. Devine and Sheng in March 2009. We have not entered into an employment agreement with Mr. Abts or Dr. McAuliffe, each of whom is instead a participant in, and may receive severance benefits pursuant to, the Executive Severance Plan, as described below under “Potential Payments upon Termination and Change of Control.” Pursuant to the terms of their employment, each of our NEOs is entitled to participate in health, insurance, retirement and other benefits that are provided to our senior executives.

Name	Position	Date of Agreement	Initial Term of Agreement (1)	Base Salary ($)(2)	Annual Target Bonus, as Percentage of Salary (3)	Potential Payments upon Termination or Change of Control	Other
Andrew S. Clark	Chief Executive Officer	March 9, 2015	3 years	725,000	100%	(4)	(5)
Daniel J. Devine	Chief Financial Officer	March 9, 2009	2 years	250,000	50%	(4)	—
Rodney T. Sheng	Chief Administrative Officer	March 4, 2009	2 years	250,000	60%	(4)	—

(1)
The term of each of the employment agreements will automatically extend for an additional year upon the end of the initial term and thereafter on each anniversary unless either party timely gives notice that such party no longer wishes to extend the agreement. The terms of the employment agreements for Messrs. Devine and Sheng automatically renewed for an additional year in March 2015.

(2)
This column shows the annual base salary set forth in the respective employment agreements for Messrs. Clark, Devine and Sheng, which salary may be periodically reviewed and increased by the Board in its discretion, or decreased with such executive's written consent. As described in “Compensation Discussion and Analysis - 2014 Annual Base Salaries” above, the annual base salaries for Messrs. Clark, Devine and Sheng for 2014 were $725,000, $400,000 and $390,000, respectively, as approved by the Compensation Committee in December 2013.

(3)
The respective employment agreements for Messrs. Clark, Devine and Sheng provide that such executive will be eligible for an annual discretionary incentive bonus based on attainment of performance criteria. Each employment agreement provides for a target bonus amount as a percentage of annual salary, which target percentage is reflected in this column. The actual bonus paid may be more or less than the target amount, as determined by the Board or the Compensation Committee. If such executive's employment is terminated other than for “Cause” (as defined in such executive's employment agreement), such executive will be eligible to receive his annual cash bonus for the prior fiscal year to the extent such bonus has not yet been paid. In addition, upon any termination of Mr. Clark's employment other than for Cause, Mr. Clark will be eligible to be paid a pro-rata portion of his annual cash bonus for the fiscal year of termination based on the percentage of time he was employed in such fiscal year.

(4)
For information regarding severance and other payments that Messrs. Clark, Devine and Sheng may receive under their respective employment agreements in the event of a change of control and/or termination of employment, see “Potential Payments upon Termination and Change of Control” below. If such executive receives payments that are subject to golden parachute excise taxes, then such payments will be reduced to a level that would not subject such executive to golden parachute excise taxes unless, after comparing the value of the payments on an after-tax basis (including the golden parachute excise tax), such executive would be in a better economic position by receiving all such payments.

(5)
Pursuant to his employment agreement, we are obligated to provide Mr. Clark with life insurance with a face amount not less than $1,450,000. Mr. Clark was also eligible to receive up to $15,000 in legal fees incurred in connection with the review and subsequent execution of his employment agreement.

Potential Payments upon Termination and Change of Control
The table below provides estimates for compensation payable to the NEOs under hypothetical termination of employment and change of control scenarios under our compensatory arrangements with such executives, other than nondiscriminatory arrangements generally available to salaried employees. The amounts shown in the table below are estimates and assume the hypothetical termination, resignation, death or disability, or change of control, as applicable, occurred on December 31, 2014, applying the provisions of the agreements that are in effect as of the date of this proxy statement. If any such executive resigns without “Good Reason” or is terminated by us for “Cause” (each as defined below), such executive will be entitled only to any accrued and unpaid salary and vested benefits and no severance. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.
For purposes of the hypothetical payment estimates shown in the below table, some of the important assumptions that were made are as follows: (1) the NEO's base salary as in effect as of December 31, 2014; (2) cash severance and health insurance continuation as provided under the NEO's employment agreement or, for Mr. Abts and Dr. McAuliffe, under the Executive Severance Plan and related Severance Agreement; (3) value for payment of health insurance continuation, including dental, at an assumed value of $1,500 per month; (4) no discretionary acceleration of vesting of RSUs held by the NEO in the event of a “change of control” (as defined below), and (5) a price per share of our common stock of $11.32, based on the closing price of our common stock as reported by the NYSE on December 31, 2014.

Name	Change of Control (1)		Termination of Employee Without Cause, or Resignation by Employee for Good Reason (2)(3)		Termination of Employee without Cause, or Resignation by Employee for Good Reason, within 24 Months of Change of Control (1)(2)(3)		Termination of Employee for Death		Termination of Employee for Disability (4)
Andrew S. Clark
Cash Severance Payment	$—		$2,900,000	(9)	$2,900,000	(12)	$362,500	(15)	$362,500	(15)
Non-Equity Incentive Plan Compensation	$—		$725,000	(9)	$725,000	(12)	$—		$—
Continuation of Health Insurance Benefits	$—		$36,000	(9)	$36,000	(12)	$9,000	(15)	$9,000	(15)
Acceleration of Vesting of Time-Based Stock Options	$68,616	(5)	$32,935	(9)	$137,231	(12)	$32,935	(15)	$32,935	(15)
Acceleration of Vesting of Stock Awards	$2,275,829	(5)(6)	$554,861	(9)	$1,253,939	(12)	$554,861	(15)	$554,861	(15)
Total	$2,344,445		$4,248,796		$5,052,170		$959,296		$959,296
Daniel J. Devine
Cash Severance Payment	$—		$660,000	(10)	$660,000	(13)	$200,000	(16)	$—
Continuation of Health Insurance Benefits	$—		$18,000	(10)	$18,000	(13)	$9,000	(16)	$—
Acceleration of Vesting of Time-Based Stock Options	$26,956	(7)	$12,938	(10)	$53,911	(13)	$12,938	(16)	$12,938	(17)
Acceleration of Vesting of Stock Awards	$871,142	(6)	$—		$—		$—		$—
Total	$898,098		$690,938		$731,911		$221,938		$12,938
Rodney T. Sheng
Cash Severance Payment	$—		$682,500	(10)	$682,500	(13)	$195,000	(16)	$—
Continuation of Health Insurance Benefits	$—		$18,000	(10)	$18,000	(13)	$9,000	(16)	$—
Acceleration of Vesting of Time-Based Stock Options	$26,956	(7)	$12,938	(10)	$53,911	(13)	$12,938	(16)	$12,938	(17)
Acceleration of Vesting of Stock Awards	$1,084,196	(6)	$—		$—		$—		$—
Total	$1,111,152		$713,438		$754,411		$216,938		$12,938
Douglas C. Abts
Cash Severance Payment	$—		$145,000	(11)	$145,000	(14)	$—		$—
Continuation of Health Insurance Benefits	$—		$9,000	(11)	$9,000	(14)	$—		$—
Acceleration of Vesting of Time-Based Stock Options	$19,604	(8)	$—		$39,207	(14)	$—		$—
Acceleration of Vesting of Stock Awards	$1,049,568	(6)	$—		$—		$—		$—
Total	$1,069,172		$154,000		$193,207		$—		$—
Jane L. McAuliffe
Cash Severance Payment	$—		$165,000	(11)	$165,000	(14)	$—		$—
Continuation of Health Insurance Benefits	$—		$9,000	(11)	$9,000	(14)	$—		$—
Acceleration of Vesting of Time-Based Stock Options	$26,956	(8)	$—		$53,911	(14)	$—		$—
Acceleration of Vesting of Stock Awards	$787,170	(6)	$—		$—		$—		$—
Total	$814,126		$174,000		$227,911		$—		$—

(1)
“Change of Control” generally means any of the following events: (a) the acquisition by a person or group (other than us or any of our employee benefit plans or Warburg Pincus and its affiliated entities and investment funds) of beneficial ownership of securities representing more than 50% of the voting securities of the company entitled to vote generally in the election of directors, determined on a fully-diluted basis (unless a majority of the holders of company voting securities immediately prior to such acquisition retain, immediately following such acquisition, a majority of the voting securities entitled to vote generally in the election of directors of the successor entity); (b) the sale, transfer or other disposition of 50% or more of our assets to one or more unaffiliated persons or groups; or (c) when a majority of the members of the Board are not “company directors,” which term means: (i) individuals who, as of a specified date, were directors of the company; (ii) individuals elected as directors of the company after such date for whose election proxies were solicited by the Board, or (iii) any individual appointed to the Board to fill vacancies caused by death or resignation (but not by removal) or to fill newly created directorships.

(2)
“Cause” generally means the occurrence of one or more of the following: (a) conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to our business or reputation or the business or reputation of our affiliates); (b) willful refusal to perform in any material respect such executive's duties and responsibilities or failure to comply in any material respect with the terms of such executive's agreements with us and our policies and procedures if such refusal or failure causes or reasonably expects to cause injury to us or our affiliates; (c) fraud or other illegal conduct in such executive's performance of duties for us or our affiliates; or (e) any conduct by such executive which is materially injurious to us, our affiliates, our business or reputation, or the business or reputation of our affiliates.

(3)
For Messrs. Clark, Devine and Sheng, “Good Reason” generally means any of the following events: (a) a material diminution in his responsibilities, duties or authority; (b) a material diminution in his base salary or annual target bonus amount; (c) relocation of his workplace to a location that is more than 30 miles away from the work location specified in his employment agreement; (d) our failure to extend the expiration date of his employment agreement; or (e) our material breach of a material provision of his employment agreement. For Mr. Abts and Dr. McAuliffe, “Good Reason” generally means any of the following events: (a) a material diminution in such executive's annual base salary; (b) a material diminution in such executive's authority, duties, responsibilities or reporting structure; (c) notification of a material change in geographic work location; or (d) our material breach of such executive's Severance Agreement.

(4)
“Disability” generally means that the NEO is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(5)	Upon the consummation of a Change of Control, 50% of Mr. Clark's outstanding time-based equity awards will become vested in accordance with the terms of his employment agreement.

(6)	Represents acceleration of the NEO's PSUs upon the consummation of a Change of Control in accordance with the terms of the NEO's PSU award agreement.

(7)	Upon the consummation of a Change of Control, 50% of the NEO's then unvested time-based stock options will become vested in accordance with the terms of his employment agreement.

(8)
Upon the consummation of a Change of Control, 50% of the unvested portion of each time-based stock option awarded to the NEO on March 31, 2011, March 30, 2012, March 29, 2013 and March 29, 2014, will become vested in accordance with the terms of the applicable stock option agreement.

(9)
If Mr. Clark's employment is terminated by us without Cause or by Mr. Clark for Good Reason (and other than for death or Disability), then Mr. Clark will receive, pursuant to his employment agreement, (a) cash payments equal in the aggregate to two times the sum of his annual base salary and annual target bonus, payable in equal bi-weekly installments over the 24-month period following his termination date; (b) reimbursement of premium payments for continuation coverage under a company-sponsored group medical plan for up to 24 months following termination (with such reimbursement to be equal to the subsidy provided by the company to active employees who participate in the same group medical insurance plan), provided that such benefit will terminate immediately if Mr. Clark is offered comparable coverage in connection with his employment by another employer); (c) accelerated vesting of outstanding time-based equity awards as if Mr. Clark's service had terminated one year later; (d) a pro-rata portion of his annual cash bonus for the fiscal year of termination based on the percentage of time he was employed in such fiscal year; and (e) his annual bonus for the completed fiscal year prior to the year of termination, if not already paid. Mr. Clark's receipt of such severance benefits is conditioned upon him providing us with a release of claims against us, our affiliates and related parties, and Mr. Clark's compliance with certain non-disparagement, non-solicitation and confidentiality requirements set forth in his employment agreement. No amount is included for Mr. Clark's PSUs because they remain subject to performance requirements even after the triggering event.

(10)
If the NEO's employment is terminated by us without Cause or by the NEO for Good Reason (and other than for death or Disability), then the NEO will receive, pursuant to his employment agreement, (a) cash payments equal in the aggregate to one times the sum of the NEO's annual base salary and annual target bonus, payable in equal bi-weekly installments over the 12-month period following the NEO's termination date; (b) company-paid medical insurance premiums for up to 12 months following termination, provided that such benefit will terminate immediately if the NEO is offered comparable coverage in connection with his employment by another employer); (c) accelerated vesting of outstanding time-based stock options as if the NEO's service had terminated one year later; and (d) the NEO's annual bonus for the completed fiscal year prior to the year of termination, if not already paid. The NEO's receipt of such severance benefits is conditioned upon the NEO providing us with a release of claims against us, our affiliates and related parties, and the NEO's compliance with certain non-disparagement, non-solicitation and confidentiality requirements set forth in his employment agreement.

(11)
If the NEO's employment is terminated by us without Cause or by the NEO for Good Reason (and other than for death or Disability), then such executive will receive, pursuant to the Executive Severance Plan and the NEO's corresponding Severance Agreement, (a) cash payments equal in the aggregate to one-half of such executive's annual base salary, payable in equal bi-weekly installments over the six-month period following the NEO's termination date; and (b) company-paid medical, dental and life insurance premiums for up to six months following termination, provided that such benefit will terminate immediately if such executive is offered comparable coverage in connection with new employment. The NEO's receipt of such severance benefits is conditioned upon the NEO providing us with a release of claims against us, our affiliates and related parties, and the NEO's compliance with certain non-disparagement, non-solicitation and confidentiality requirements set forth in such NEO's Severance Agreement.

(12)
If Mr. Clark's employment is terminated by us without Cause or by Mr. Clark for Good Reason within 24 months after a Change of Control (and other than for death or Disability), then pursuant to his employment agreement Mr. Clark will receive the severance benefits described in footnote (9) above, except that Mr. Clark will receive full vesting acceleration of all outstanding time-based equity awards as of his termination date.

(13)
If the NEO's employment is terminated by us without Cause or by the NEO for Good Reason within 24 months after a Change of Control (and other than for death or Disability), then pursuant to the NEO's employment agreement the NEO will receive the severance benefits described in footnote (10) above, except that the NEO will receive full vesting acceleration of all outstanding stock option awards as of his termination date.

(14)
If the NEO's employment is terminated by us without Cause or by the NEO for Good Reason within 24 months after a Change of Control (and other than for death or Disability), then pursuant to the Executive Severance Plan and the NEO's corresponding Severance Agreement and in addition to the severance benefits described in footnote (11) above, the NEO will receive full vesting acceleration of all outstanding stock option awards as of the NEO's termination date.

(15)
If Mr. Clark's employment is terminated due to his death or Disability, then pursuant to his employment agreement (a) his outstanding unvested time-based equity awards will vest as if his termination date had occurred one year later; (b) he (or his estate, as applicable) will receive six monthly installments of his base salary; and (c) his dependents will receive company-paid medical benefits for a period of six months following the date of his termination. No amount is included for Mr. Clark's PSUs because they remain subject to performance requirements even after the triggering event.

(16)
If the NEO's employment is terminated due to his death, then pursuant to his employment agreement (a) his outstanding unvested time-based stock options will vest as if his termination date had occurred one year later; (b) his estate will receive six monthly installments of his base salary; and (c) his dependents will receive company-paid medical benefits for a period of six months following the date of his termination.

(17)
If the NEO's employment is terminated due to his Disability, then pursuant to his employment agreement his outstanding unvested time-based stock options will vest as if his termination date had occurred one year later.

Nonqualified Deferred Compensation
The following table shows certain information for 2014 for the NEOs under the Deferred Compensation Plan.

Non-Qualified Deferred Compensation (1)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Andrew S. Clark	—	—	—	—	—
Daniel J. Devine	—	—	—	—	—
Rodney T. Sheng	—	—	—	—	—
Douglas C. Abts	4,899	—	—	—	10,536
Jane L. McAuliffe	—	—	—	—	—

(1)
For more information regarding the material terms of the Deferred Compensation Plan, including the types of compensation permitted to be deferred and any limitations on the extent to which deferral is permitted, as well as material terms with respect to payouts, withdrawals and other distributions, see “Compensation Discussion and Analysis - Employee Benefits and Perquisites - Nonqualified Deferred Compensation Plan” above. There are no nonqualified deferred compensation earnings reflected in the “Summary Compensation Table” above because no NEO received above-market or preferential earnings on such compensation.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking you to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”), as our independent registered public accounting firm for the year ending December 31, 2015. PwC has audited our financial statements annually since 2008. Representatives of PwC are expected to be present at the Annual Meeting, will have an opportunity to make a statement should they desire to do so and will be available to respond to appropriate questions.
Although our bylaws do not require that our stockholders approve the appointment of our independent registered public accounting firm, the Board is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If our stockholders vote against the ratification of PwC, the Audit Committee will reconsider whether to continue to retain the firm. Even if our stockholders ratify the appointment, the Audit Committee may choose to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our company and our stockholders.
Independent Registered Public Accounting Firm Fees and Services
The following table presents fees for professional audit and other services rendered by PwC for the audit of our annual consolidated financial statements as of and for the years ended December 31, 2014 and 2013 and fees billed for other services rendered by PwC during those periods.

	2014	2013
Audit Fees(1)	$2,426,000	$2,145,500
Audit‑Related Fees(2)	75,000	50,000
Tax Fees(3)	367,957	303,000
All Other Fees(4)	2,250	2,250
Total	$2,871,207	$2,500,750

(1)
Audit Fees consist of the aggregate fees billed for 2014 and 2013 for professional services rendered for the audit of our annual consolidated financial statements and the review of consolidated financial statements included in our quarterly reports, or professional services rendered in connection with our filing of various registration statements or otherwise normally provided by PwC in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of the aggregate fees billed in 2014 and 2013 for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees. Such fees primarily related to auditing unusual transactions, compliance advice regarding Section 404 of the Sarbanes-Oxley Act of 2002 and assurance related to information technology.

(3)
Tax Fees consist of the aggregate fees billed in 2014 and 2013 for professional services rendered for tax compliance, responses to tax audits, tax advice and tax planning. Such fees primarily related to federal and state tax compliance, planning and consulting.

(4)
All Other Fees consist of the aggregate fees billed in 2014 and 2013 for products and services other than the services reported under Audit Fees, Audit-Related Fees or Tax Fees. Such fees related to a subscription for accounting software.

Audit Committee Pre-Approval Policy
Our Audit Committee has adopted a Pre-Approval Policy pursuant to which the Audit Committee must pre-approve the audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair the firm's independence. Before we may engage the independent registered public accounting firm to render a service, the engagement must be either specifically approved by the Audit Committee or entered into pursuant to the Pre-Approval Policy. The Audit Committee may consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the independence of our independent registered public accounting firm. Under the Pre-Approval Policy, the Audit Committee may delegate pre-approval authority to one or more of its members, and has delegated pre-approval authority to Mr. Crandall as Chair of the Audit Committee. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate to management the Audit Committee's responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

All services provided by PwC during fiscal years 2014 and 2013 were pre-approved by the Audit Committee. The Audit Committee has considered the role of PwC in providing services to us for the year ending December 31, 2015, and has concluded that such services are compatible with their independence as our independent registered public accounting firm.
Vote Required
Ratification of PwC as our independent registered public accounting firm for the year ending December 31, 2015, requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at a meeting at which a quorum is present. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” the proposal. This proposal is considered a routine or "discretionary" matter on which your broker, bank or other agent will be able to vote on your behalf even if it does not receive instructions from you; therefore, no broker non-votes are expected to exist in connection with this proposal.
THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION
OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
The following Audit Committee Report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be deemed incorporated by reference into any filing of ours under the Securities Act or the Exchange Act except to the extent we specifically incorporate it by reference into such filing.
The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles. The Audit Committee operates pursuant to a charter that is available on our website at http://www.bridgepointeducation.com under “Investor Relations-Corporate Governance Highlights.”
In performing its responsibilities, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm, the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014. The Audit Committee has also discussed with PwC the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.
The Audit Committee has received written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC's communications with the Audit Committee concerning independence, and has discussed with PwC its independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Dated: March 10, 2015	Audit Committee:
Dale Crandall, Chairman Ryan Craig Robert Hartman Victor K. Nichols

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Charter of the Audit Committee provides that any related party transaction (or series of transactions) that may require disclosure under the rules of the SEC must be reviewed and approved by the Audit Committee. When evaluating such transactions, the Audit Committee focuses on whether the terms of such transactions are at least as favorable to us as terms we would receive on an arm's-length basis from an unaffiliated third party.
The following is a description of transactions since the beginning of our last fiscal year, including any currently proposed transactions, to which we have been or will be a party, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than five percent of our common stock or any member of the immediate family of any of the foregoing persons has had or will have a direct or indirect material interest. This description does not cover (1) compensation arrangements with our executive officers and directors that are described elsewhere in this proxy statement under the sections entitled “Executive Compensation” and “Corporate Governance - Director Compensation” or (2) compensation arrangements with our executive officers other than our NEOs that have been approved, or recommended to the Board for approval, by our Compensation Committee.
Indemnification Agreements
Our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Additionally, as permitted by Delaware law, we have entered into indemnification agreements with each of our directors and executive officers pursuant to which we agree to indemnify those individuals to the fullest extent permitted by Delaware law against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by such individual in connection with the investigation, defense, settlement or appeal of any pending, threatened or completed action, hearing, suit or other proceeding to which they are or may be made a party or threatened to be made a party by reason of their position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our certificate of incorporate and bylaws. We also have an insurance policy covering our directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) or otherwise.
Nominating Agreement with Warburg Pincus
In February 2009, we entered into a nominating agreement with Warburg Pincus. Under the nominating agreement, as long as Warburg Pincus beneficially owns at least 15% of the outstanding shares of our common stock, we agree, subject to our fiduciary obligations, to nominate and recommend to our stockholders that two individuals designated by Warburg Pincus be elected to the Board. If at any time Warburg Pincus beneficially owns less than 15% but more than 5% of the outstanding shares of our common stock, we agree, subject to our fiduciary obligations, to nominate and recommend to our stockholders that one individual designated by Warburg Pincus be elected to the Board. Two directors affiliated with Warburg Pincus, Messrs. Hackett and Sarma, currently serve on the Board.
Second Amended and Restated Registration Rights Agreement
In August 2009, we entered into a Second Amended and Restated Registration Rights Agreement with Warburg Pincus and certain other security holders, including some of our executive officers and directors (Messrs. Clark, Sheng, Devine, Woodard and Craig, Ms. Dackerman and Dr. McAuliffe). The material terms of this agreement are described below.
Demand Registration Rights. So long as we are eligible to file a registration statement with the SEC, Warburg Pincus may request we effect a registration at any time, provided that anticipated aggregate public offering proceeds (before any underwriting discounts and commissions) will not be less than $7.5 million. We may postpone the filing of any such registration statement for up to 90 days once in any 12-month period. If during that 90 day period we file a registration statement and we are actively employing in good faith all reasonable efforts to cause such registration statement to become effective, then we may further postpone any demand registration until 180 days after the effective date of the currently filed registration statement. We may also postpone the filing of any such registration statement for up to 180 days once in any 12-month period if the Board determines in good faith that the filing would be seriously detrimental to our stockholders or us.
Form S-3 Registration Rights. If we are eligible to file a registration statement on Form S-3, Warburg Pincus may request that we register their shares of common stock for resale on a Form S-3 registration statement, provided that the total proceeds of the shares to be offered is more than $5.0 million and that the request is not made within 180 days of the effective date of our most recent Form S-3 registration statement in which the securities held by Warburg Pincus could have been included for sale or distribution. We are also not obligated to file a Form S-3 registration statement in any jurisdiction where we would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, subject to certain restrictions. Warburg Pincus has the right to request an unlimited number of registrations on Form S-3. In July 2011, we filed a Form S-3 registration statement upon the request of Warburg Pincus, registering the resale of 34,589,220 shares of common stock held by Warburg Pincus. Warburg Pincus continues to hold 27,710,574 shares of common stock.
Payment of Registration Expenses. We are required to pay certain legal fees and other expenses on behalf of Warburg Pincus and other parties to the agreement in connection with any registration. For our initial public offering and a withdrawn secondary offering in 2009, we paid $269,000 in fees and other expenses on behalf of Warburg Pincus and $61,000 in fees and other expenses on behalf of the other selling stockholders. For the Form S-3 registration statement we filed at the request of Warburg Pincus in July 2011, we paid $168,000 in fees and other expenses on behalf of Warburg Pincus.
Piggyback Registration Rights. If we register any shares of common stock under the Securities Act in connection with a public offering, the stockholders with piggyback registration rights have the right to include in the registration shares of common stock held by them or which they can obtain upon the exercise or conversion of another security, subject to specified exceptions. The underwriters of any such offering have the right to limit the number of shares registered by these stockholders due to marketing reasons. If the total amount of shares of common stock these stockholders wish to include exceeds the total amount of shares that the underwriters determine the stockholders may sell in the offering, the shares to be included in the registration will be subject to cutbacks as specified in the agreement.
Master Purchase Agreement with Spigit, Inc.
In July 2011, we entered into a Master Purchase Agreement with Spigit, Inc. (“Spigit”). Spigit has developed certain social collaboration software and an online social collaboration system that captures, analyzes and quantifies interactions among participants. In July 2012, we entered into an addendum to the Master Purchase Agreement providing for additional user licenses and professional services. We paid Spigit a total of $789,000, $137,000 and $131,000 under the Master Purchase Agreement, as amended, in 2012, 2013 and 2014, respectively. Two funds controlled by Warburg Pincus, LLC, were significant investors in Spigit. Warburg Pincus, LLC, controls Warburg Pincus Private Equity VIII, LP, our majority stockholder. In September 2013, Spigit merged with Mindjet LLC. The two funds controlled by Warburg Pincus, LLC that were significant investors in Spigit own less than 5% of the post-merger entity.
Agreements with iParadigms, LLC
In June 2009, we entered into a Registration Agreement with iParadigms, LLC (“iParadigms”), as amended, pursuant to which we license certain software to detect and prevent student plagiarism. This agreement was amended in October 2012 to extend its term until October 2015. In August 2009, we entered into an iThenticate Registration Agreement with iParadigms, as amended, pursuant to which we license certain software to detect and prevent professional plagiarism. Under these agreements, we paid iParadigms $285,000, $25,000 and $5,000 in 2012, 2013 and 2014, respectively. A fund controlled by Warburg Pincus, LLC, is a significant investor in iParadigms. Warburg Pincus, LLC, also controls Warburg Pincus Private Equity VIII, LP, our majority stockholder.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes the number of outstanding options and rights granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)		Weighted-average exercise price of outstanding options and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1) (2)	7,422,051	(3)	$13.62	(4)	3,341,447
Equity compensation plans not approved by security holders	—		$—		—
Total	7,422,051		$13.62		3,341,447

(1)	Consists of the 2005 Plan, the 2009 Plan, and Employee Stock Purchase Plan.

(2)
The 2009 Plan provides for annual increases in the number of shares available for issuance thereunder on January 1, 2010 and on each subsequent January 1 through and including January 1, 2019, equal to the least of (A) two percent (2%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, (B) 1,300,000 shares of our common stock, or (C) such lesser amount as the Board may determine. Consistent with the 2013 amendment and restatement of the 2009 Plan, the number of shares available for issuance pursuant to the 2009 Plan will also increase on a one-for-one basis for each stock option previously issued pursuant to the 2005 Plan that, in the future, expires or terminates without having been exercised in full or is forfeited to or repurchased by the Company, provided that the maximum number of shares to be added to the 2009 Plan from the 2005 Plan is 2,038,683 shares. Our Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance thereunder on January 1, 2010 and on each subsequent January 1 through and including January 1, 2019, equal to the least of (A) one percent (1%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, (B) 400,000 shares of our common stock, or (C) such lesser amount as the Board or Compensation Committee may determine.

(3)
Includes 2,254,384 shares of common stock issuable upon vesting of outstanding RSUs, which entitle the holder thereof to one share of common stock for each such unit that vests over the holder's period of continued service.

(4)	Calculated taking into account the 2,254,384 shares of common stock issuable upon vesting of outstanding RSUs without the payment of any exercise price.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file with the SEC reports of ownership and changes in ownership of our common stock and other equity securities. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of these reports provided to us and certain written representations that no other reports were required during the year ended December 31, 2014, we believe that each of our directors, officers and greater than 10% beneficial owners met all of the applicable Section 16(a) filing requirements for transactions in our common stock during the year ended December 31, 2014.

OTHER MATTERS
We know of no other matters to be submitted at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the individuals we have designated as proxies to vote the shares that they represent on such matters in accordance with their judgment.
For further information about Bridgepoint Education, Inc., please refer to our Annual Report on Form 10-K for the year ended December 31, 2014, which accompanies this proxy statement. Our Annual Report on Form 10-K was filed with the SEC on March 10, 2015, and is publicly available on our website at www.bridgepointeducation.com. You may also obtain a copy by sending a written request to Bridgepoint Education, Inc., Attn: Investor Relations, 13500 Evening Creek Drive North, San Diego, California 92128.

By order of the Board of Directors,
/s/ Diane L. Thompson
Diane L. Thompson Senior Vice President, Secretary and General Counsel
Dated: March 31, 2015

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BPI2015**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M88416-P63778 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BRIDGEPOINT EDUCATION, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of two Class III Directors for a three-year term expiring at the 2018 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Andrew S. Clark
02) Patrick T. Hackett

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratify the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 12, 2015:
The Notice and Proxy Statement and 2014 Annual Report are available at www.proxyvote.com.

M88417-P63778

2015 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
OF BRIDGEPOINT EDUCATION, INC.

The undersigned hereby appoint(s) Andrew S. Clark and Daniel J. Devine and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Bridgepoint Education, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 12, 2015 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF ALL CLASS III DIRECTOR NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side